                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                          Swissray International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                          SWISSRAY INTERNATIONAL, INC.


747 THIRD AVENUE                                            INDUSTRIESTRASSE 6
NEW YORK, NEW YORK 10017                                    CH 6285 HITZKIRCH
                                                            SWITZERLAND

                                                            January 31, 1997

Dear Stockholder:


     You are cordially invited to attend the annual meeting of stockholders which will be held in New York, New York on Friday, March 7, 1997. By attending the meeting, you will have an opportunity to hear a report on the operations of your Company and to meet your directors and executives.


     The enclosed notice of the meeting and proxy statement describe the matters to be acted upon at the meeting, including the election of directors, ratification of the appointment of auditors, change of state of incorporation to Delaware, increase in authorized shares of Company common stock and transaction of such other business as may properly come before the meeting.

     Please read the proxy statement, then complete, sign, and return your proxy in the enclosed envelope. Your vote is important.

                                          Sincerely,

                                          /s/ RUEDI G. LAUPPER
                                              -----------------------
                                          Ruedi G. Laupper, President

                          SWISSRAY INTERNATIONAL, INC.
                            ------------------------

                     NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                            ------------------------

                                                                January 31, 1997

TO THE HOLDERS OF SHARES OF COMMON STOCK:


    NOTICE IS HEREBY GIVEN that pursuant to the call by its Directors the regular annual meeting of stockholders of SWISSRAY International, Inc. will be held at Hotel Intercontinental located at 111 E. 48th Street, New York, New York, on Friday, March 7, 1997 at 4:30 p.m., local time, for the purpose of considering and voting upon the following matters.


1. Election of Directors. To elect the five nominees listed in the Proxy Statement dated January 31, 1997 as directors.

2. Ratification of the Board of Directors' action of the selection of Bederson & Company LLP as independent auditor for the fiscal year ending June 30, 1997.

3. Approval of the proposal to reincorporate the Company in Delaware.

4. Approval of the proposal to increase the authorized shares of Common Stock of the Company from 15,000,000 shares to 30,000,000 shares.

5. Transactions of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors
                                          /s/ ULRICH ERNST
                                              ------------------------------
                                          Ulrich Ernst
                                          Chairman of the Board of Directors

     WE URGE YOU TO MARK, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. ALSO, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING BY SUBMITTING A LATER SIGNED PROXY OR UPON WRITTEN NOTIFICATION TO THE PRESIDENT.

                                PROXY STATEMENT

                          SWISSRAY INTERNATIONAL, INC.

747 THIRD AVENUE                INDUSTRIESTRASSE 6
NEW YORK, NEW YORK 10017        CH 6285 HITZKIRCH
                                SWITZERLAND


     This Proxy Statement is being furnished by SWISSRAY International, Inc. (the "Company"), a New York corporation, to its stockholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at 4:30 p.m. local time, on March 7, 1997 (the "Meeting"), at Hotel Intercontinental located at 111 E. 48th Street, New York, New York and at any postponement or adjournment thereof.


     In the course of discussions in this Proxy Statement of recommendations and solicitations of votes, the term "Management" refers to the Board of Directors of the Company, unless otherwise required by the context.

     The approximate date on which this Proxy Statement is first being sent or given to stockholders is January 31, 1997.

     A COPY OF FORM 10-KSB (ANNUAL REPORT) FOR THE FISCAL YEAR ENDED JUNE 30, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST TO JOSEF LAUPPER, SECRETARY, SWISSRAY INTERNATIONAL, INC., INDUSTRIESTRASSE 6, CH 6285 HITZKIRCH, SWITZERLAND.

VOTING, PROXY SOLICITATION AND REVOCATION

     Your proxy is solicited by the Board of Directors of the Company for use at the Meeting.

     If the enclosed proxy is properly executed and returned prior to or at the Meeting, and is not revoked prior to or at the Meeting, all shares represented thereby will be voted at the Meeting as specified in the proxy by the persons designated therein. If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted "FOR" the election of the nominees as directors, "FOR" ratification of the auditors, "FOR" the proposal to reincorporate the Company in Delaware (the "Reincorporation Proposal"), "FOR" the proposal to increase the number of authorized shares of common stock of the Company from 15,000,000 to 30,000,000 shares (the "Increase in Common Stock Proposal"), and in accordance with the judgement of the person or persons voting such proxies with respect to such other matters, if any, as may properly come before the meeting. Abstentions and broker nonvotes are counted only for purposes of determining whether a quorum is present at the Meeting, but will not be considered as votes cast with respect to any matter as to which the abstention or non-vote is indicated. The solicitation of proxies will be by mail, but proxies may also be solicited by telephone, telegraph or in person by officers and other employees of the Company. The entire cost of this solicitation will be borne by the Company. Should the Company, in order to solicit proxies, request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding the proxies and proxy material to the beneficial owners of such shares. A stockholder may revoke his proxy by a later proxy or by delivery of notice of revocation to the President, in writing, at any time prior to the date and time of meeting or in open meeting. Attendance at the Meeting will not in and of itself revoke a proxy.

SHARES ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on January 17, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on such date, there were outstanding and entitled to vote at the Meeting 15,000,000 shares of Common Stock, par value $.01 per share. Each outstanding share is entitled to one vote at the Meeting for all items set forth in the notice. Cumulative voting for the nominees for director is not permitted.

     If sufficient stockholders approve Proposal #3 (the reincorporation proposal), the Board of Directors will merge the Company into a wholly-owned Delaware subsidiary of the Company which would be the surviving corporation and adopt the Certificate of Incorporation of the Delaware subsidiary attached as Exhibit A hereto as the Certificate of Incorporation of the surviving corporation, thereby reincorporating the Company in Delaware and authorizing the increase in the number of authorized shares of Company Common stock in accordance with proposal 4.

     Pursuant to New York law, approval of the Reincorporation Proposal requires the affirmative vote of no less than two-thirds of all outstanding shares entitled to vote thereon, while approval of the other Proposals require the affirmative vote of a majority of all outstanding shares entitled to be voted thereon, in person or by proxy, at the meeting.

PRINCIPAL BENEFICIAL OWNERS OF COMMON STOCK

     As of the January 17, 1997 record date, the following person(s) and/or firm(s) were known to the Company to be the beneficial owner of more than five percent of the Company's common stock. Such person(s) and/or firm(s) has beneficial ownership of the shares and has sole voting power and sole investment power with respect to the number of shares beneficially owned.

                    NAME AND ADDRESS OF                         AMOUNT AND NATURE OF       PERCENT
                       BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP     OF CLASS(1)
------------------------------------------------------------    --------------------     -----------
Tomlinson Holding Inc.(2)...................................          3,200,000             21.33%
  Postfach 925
  6301 Zug
  Switzerland

---------------
(1) On the basis of 15,000,000 shares outstanding on January 17, 1997, the record date.

(2) These shares are beneficially owned by the Company's President, Ruedi G. Laupper.

     In addition, the only record holder known by the Company to hold more than five percent of the Company's Common stock is Cede & Co., P.O. Box 20, Bowling Green Station, New York, New York 10004. As of the record date Cede & Co. held a total of 3,952,325 shares of the Company's Common Stock, which represented approximately 26% of the total number of shares outstanding. Cede & Co. is a nominee of the Depositiory Trust Company, which held such shares of record on behalf of various of its customers. The names of the beneficial owners of the shares held by those stockholders are unknown to Management.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     The Directors are elected annually by the stockholders of the Company. The Certificate of Incorporation of the Company provides that the number of Directors authorized to serve until the next annual meeting of stockholders shall be the number established in the Company's Bylaws. The Bylaws provide that the Board of Directors by resolution shall fix the number of directors. In accordance with the Bylaws, the Board has fixed the number of directors at no less than three or more than seven. In accordance therewith, a total of five persons have been designated by the Board as nominees for election at the Meeting and are being presented to the stockholders for election. The directors to be elected at the Meeting shall be determined by a plurality vote of the shares presented in person or by proxy, entitled to vote at the Meeting.

     The Bylaws of the Company permit the Board of Directors by a majority vote, between annual meetings of the stockholders, to increase the number of directors and to appoint qualified persons to fill the vacancies created thereby.

     The persons named below are being proposed as nominees for election as directors for the term expiring at the next annual meeting to be held in 1997, and until their successors are elected and qualify. Each person, with the exception of Ueli Laupper, is currently a director of the Company. The persons named in the enclosed proxy intend to vote for such nominees for election as directors, but if the nominees should be unable to serve, proxies will be voted for such substitute nominees as shall be designated by the Board of Directors to replace such nominees. It is believed that each nominee will be available for election. The names of the nominees for election and certain information as to each of them are as follows:

                                  PRINCIPAL OCCUPATION DURING                NUMBER OF COMMON       PERCENTAGE OF
                        DATE OF   PAST FIVE YEARS OR MORE AND   DIRECTOR   SHARES BENEFICIALLY         SHARES
         NAME            BIRTH        OTHER DIRECTORSHIPS        SINCE     OWNED ON 1/17/97 (a)      OUTSTANDING
----------------------  -------   ---------------------------   --------   --------------------     -------------
Ruedi G. Laupper......  4-22-50            See below              1995           3,200,000(b)           21.33%
Josef Laupper.........  7-22-45            See below              1995             225,039(c)            1.50%
Dr. Erwin Zimmerli....  7-22-47            See below              1995                 -0-                 --%
Ulrich Ernst..........  3-26-47            See below              1995              50,000                .33%
Ueli Laupper..........   4-4-70            See below                --                 -0-                 --%

---------------
(a) The information under this caption regarding ownership of securities is based upon statements by the individual nominees, directors, and officers.

(b) These shares are owned of record by Tomlinson Holding Inc. and beneficially by Ruedi G. Laupper.

(c) These shares are owned of record by Lairy Investment Inc. and beneficially by Josef Laupper.

     RUEDI G. LAUPPER has been President and a director of the Company since May, 1995 and has been President and a director of both SR-Medical AG and Teleray AG since their respective incorporations in 1988 and 1984 respectively. Additionally, Ruedi G. Laupper has served as President of SR Finance AG, a wholly owned subsidiary of the Company, since its incorporation in December 1995. He has approximately 16 years of experience in the field of radiology and direct market knowledge as well as important business contacts throughout the industry and with key clientele.

     JOSEF LAUPPER is the brother of the Company's President and has been Secretary and a director of the Company since May, 1995 maintaining comparable positions with both SR-Medical AG and Teleray AG since their respective dates of incorporation. Josef Laupper also serves as Managing Director of SR Finance AG since its inception in December 1995. He is principally in charge of the Company's financial, logistical and administrative tasks. As a former entrepreneur in the medical supply business, Josef Laupper has in excess of 17 years of financial and marketing experience within the industry.

     DR. ERWIN ZIMMERLI has been a director of the Company since May, 1995. Since receiving his Graduate in law and economics degree from the University of St. Gall, Switzerland (PhD) in 1979, Dr. Zimmerli has served as (a) head of the White Collar Crime Department of the Zurich State Police (1980-86), (b) an expert of a Parliamentary Commission for penal law and Lecturer at the Universities of St. Gall and Zurich (1980-87), (c) Vice President of a leading auditing firm (1987-1990) and (d) Executive Vice President of a multinational aviation company (1990-92). Since 1992 he has been actively engaged in various independent consulting capacities primarily within the legal community.

     ULRICH ERNST has been Chairman of the Board of Directors and Treasurer of the Company since May, 1995 and has had approximately 24 years of experience in international business development in various industries with background primarily in management consulting, financial advisory services and rendering advice to new growth business ventures. Mr. Ernst received his Diploma in Economic Studies in 1968 from the School of Economics and received his Masters of Business Administration degree in 1973 from the University of Zurich.

     UELI LAUPPER is the son of the Company's President with overall Company responsibilities in the area of marketing and sales with approximately 3 years experience within the international x-ray marketing industry.

     All current directors and executive officers as a group beneficially own 3,475,039 shares as of January 17, 1997, which represents 23.17% of total shares outstanding, exclusive of any Options exercisable within sixty days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, executive officers, and any beneficial owners of more than 10% of a company's stock must, under Section 16(a) of the Securities Exchange Act of 1934, file certain periodic reports of changes in beneficial ownership of Company securities. The Company endeavors to assist directors and executive officers in filing the required reports. To the Company's knowledge all filing requirements under the Securities Exchange Act during the fiscal year ended June 30, 1996 were satisfied.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year which ended June 30, 1996, there were three meetings of the Board of Directors. Three of the four incumbent directors attended all three meetings of the Board while the fourth incumbent director attended two of the meetings. The Company has no standing audit, nominating, or compensation committees. The Board of Directors performs all of the functions that might otherwise be performed by such committees.

                     COMPENSATION OF DIRECTORS AND OFFICERS

BOARD OF DIRECTORS FEES

     For the fiscal year ended June 30, 1996, members of the Board of Directors did not receive any fees for attending meetings of the Board of Directors. The Company's policy is to reimburse Board members for their expenses incurred to attend Board meetings. Officers of the Company, who are also Directors, do not receive any fees.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the chief executive officers of the Company and compensation received for the fiscal year ended June 30, 1996.

                                                                              SECURITIES
                                                      SALARIES, FEES,        OR PROPERTY,        AGGREGATE OF
                                                      DIRECTORS' FEES,    INSURANCE BENEFITS      CONTINGENT
         NAME OF              CAPACITIES IN WHICH       COMMISSIONS        OR REIMBURSEMENT,       FORMS OF
       INDIVIDUAL                    SERVED             AND BONUSES      PERSONAL BENEFITS (3)   REMUNERATION
-------------------------   ------------------------  ----------------   ---------------------   ------------
Ruedi Laupper............   President and a Director      $176,085                -0-                 -0-
Josef Laupper............   Secretary and a Director      $118,229                -0-                 -0-
Ulrich Ernst.............   Treasurer and Chairman        $113,197                -0-                 -0-
                            of the Board Directors
Erwin Zimmerli...........   Director                      $  8,385                -0-                 -0-
Peter Wagli..............   Former Officer of Telray      $123,763                -0-                 -0-
                            AG (1)
Ueli Laupper.............   (2)                           $ 73,117                -0-                 -0-

---------------
(1) Mr. Wagli was neither an officer or director of the Company but was an officer of Telray AG, a wholly owned subsidiary of SR-Medical AG, with the latter being a wholly owned subsidiary of the Company. He no longer serves in such capacity.

(2) Mr. Ueli Laupper is a key employee of the Company and a nominee to its Board of Directors. His primarily activities relate to services rendered directly to SR Medical AG, a wholly owned subsidiary of the Company.

(3) The Company's consolidated financial statements for fiscal year ended June 30, 1996 indicate that with respect to Swiss Mandated Pension Plan the Company is required to contribute approximately 5% of eligible employees salaries into a government pension plan and the fact that the Company additionally contributes approximately 5% of eligible employees salaries into a private pension plan with total contributions charged to operations. Total contributions for fiscal year ended June 30, 1996 amounted to $198,722.

     There are no current written employment agreements between the Company and any of its officers and directors.

OPTIONS GRANTED TO JUNE 30, 1996

     The Board of Directors has adopted a non-statutory stock option plan and reserved 3,000,000 shares for issuance to eligible full and part-time employees, officers, directors and consultants. Options are non-transferrable and are exercisable during a term of not more than ten (10) years from the grant date. The options are issuable in such amounts and at such prices as determined by the Board of Directors, except that each option price of each grant will not be less than twenty (20%) percent of the fair market value of such shares on the date the options are granted.

     The following table summarizes common stock options outstanding as of June 30, 1996.

                                                  PRICE PER      OPTIONS       OPTIONS       OPTIONS
                 DATE GRANTED                       SHARE        GRANTED      EXERCISED     OUTSTANDING
-----------------------------------------------   ---------     ---------     ---------     ---------
September 20, 1995.............................     $6.50         200,000            --       200,000
June 8, 1996...................................      5.00         100,000            --       100,000
March 11, 1996.................................      2.00       2,000,000     1,000,000     1,000,000
May 16, 1996...................................      4.75          35,000            --        35,000
                                                    -----       ---------     ---------     ---------
                                                                2,335,000     1,000,000     1,335,000
                                                                =========     =========     =========

     On March 11, 1996 the Company granted options to purchase up to 50,000 shares at $1.00 per share to an individual who exercised all such options and paid full cash consideration.

     On July 22, 1996, the Company granted options to purchase up to 200,000 shares of the Company's common stock under the 1996 non-statutory stock option plan with an exercise price of $.73 per share. As of January 17, 1997 only 1,000 of such 200,000 options have been exercised.

RETIREMENT PLAN

     The Company, mandated by Swiss government regulations, is required to contribute approximately five (5%) percent of eligible, as defined, employees' salaries into a government pension plan. The Company also contributes approximately five (5%) percent of eligible employee salaries into a private pension plan. Total contributions charged to operations for the year ended June 30, 1996 was $198,772.

RELATED PARTY TRANSACTIONS

     For the fiscal year ended June 30, 1996 there have not been any material transactions between the Company and any director, executive officer, security holder or any member of the immediate family of any of the aforementioned which exceeded $60,000 other than as may be indicated in its Form 10-KSB and the audited consolidated financial statements and notes thereto which are a part thereof.

                               PROPOSAL NUMBER 2

        PROPOSAL TO RATIFY THE BOARD OF DIRECTORS ACTION IN SELECTION OF
         BEDERSON & COMPANY LLP AS INDEPENDENT AUDITOR FOR THE COMPANY

     The Board of Directors has appointed Bederson & Company LLP, independent certified public accountants, as auditor of the Company to examine the financial statements for the fiscal year ending June 30, 1997; Bederson & Company LLP having previously audited the Company's financial statements for the fiscal year ended June 30, 1996. The firm has no relationship with the Company except the existing professional relationship of independent auditor.

     Ratification of the employment of Bederson & Company LLP will require the affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and entitled to vote. The Board of Directors recommends a vote FOR Proposal Number 2. In the event the stockholders fail to ratify this employment, it will be considered as a directive to the Board of Directors to select other auditors for the current year.

     Representatives of Bederson & Company LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they choose, and will be expected to be available to respond to appropriate questions.

                          ADDITIONAL PROPOSALS 3 AND 4

     The Company's Board of Directors has unanimously approved the Reincorporation Proposal and the Increase in Common Stock Proposal which, although related, will be voted upon separately by stockholders. Proposal Number 3 relates to the change of the Company's state of incorporation to Delaware from New York, which will be effected by merging the Company with and into a wholly-owned Delaware subsidiary of the Company (having the same name as the Company) which would be the surviving corporation (the "Merger"). Proposal Number 4 is the authorization of an additional 15,000,000 shares of Common Stock which would be effected by retaining the capitalization of the Delaware subsidiary as the capitalization of the surviving corporation, or by changing the capitalization of the Company if the Reincorporation Proposal is not approved.

     If sufficient stockholders approve the Reincorporation Proposal and the Increase in Common Stock Proposal the Board of Directors will consummate the Merger and adopt the Certificate of Incorporation of the Delaware subsidiary attached as Exhibit A hereto as the Certificate of Incorporation of the surviving corporation, thereby reincorporating the Company in Delaware and authorizing the additional shares of Common Stock. If the stockholders approve the Increase in Common Stock Proposal, but fail to approve the Reincorporation Proposal, the Board of Directors will consummate the capitalization by amending its New York Certificate of Incorporation as may be required.

     If sufficient stockholders approve the Reincorporation Proposal, but fail to approve the Increase in Common Stock Proposal, the Board of Directors will cause the Delaware subsidiary's Certificate of Incorporation to be amended prior to the Merger so that its capitalization will be that of the Company and will reflect those proposals that have been approved by stockholders. Even if sufficient stockholders approve the Reincorporation Proposal, the Board of Directors has reserved the right to terminate and abandon the Merger as described below.

                               PROPOSAL NUMBER 3

          CHANCE THE STATE OF INCORPORATION FROM NEW YORK TO DELAWARE

     The proposed reincorporation will be effected by the merger of the Company into a wholly-owned Delaware subsidiary of the Company organized for such purpose (interchangeably, the "Delaware Company" or the "Surviving Corporation"). The Delaware Company will be the surviving corporation in the Merger. There will be no change in the business or properties of the Company and the Delaware Company as a result of the Merger, and the Surviving Corporation will assume all of the obligations of the Company. The directors and officers of the Surviving Corporation will be the same as those of the Company.

     The Plan of Merger (the "Merger Agreement"), in the form attached hereto as Exhibit B, providing for the Merger has been unanimously approved by the Board of Directors.

     The Merger Agreement provides, however, that the Board of Directors may terminate the Merger Agreement and abandon the Merger if for any reason, including, but not limited, to the number of shares for which appraisal rights have been exercised and the cost to the Company thereof, the Board of Directors determines that it is inadvisable to proceed with the Merger. See "Rights of Dissenting Stockholders" below.

     The Certificate of Incorporation for the Delaware Company (the "Delaware Certificate") provides for the authorization of 30,000,000 shares of Common Stock of the Company all of which are shares of Common Stock, $.0001 par value per share. Pursuant to the Merger Agreement, each outstanding share of the Company's Common Stock will be converted into a fully paid and non-assessable share of Common Stock of the Surviving Corporation with identical rights attached thereto, i.e. the holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company;
(iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking funds provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. Outstanding options and warrants to purchase any number of shares of the Company's Common Stock will be converted into options or warrants to purchase the same number of shares of the Surviving Corporation's Common Stock at the same exercise price. IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF THE SURVIVING CORPORATION. OUTSTANDING CERTIFICATES FOR SHARES OF COMMON STOCK OF THE COMPANY SHOULD NOT BE DESTROYED OR SENT TO THE COMPANY. The Common Stock of the Surviving Corporation will be listed on the NASDAQ SmallCap Market. Delivery of certificates for the Company's Common Stock issued prior to the effectiveness of the Merger will constitute "good delivery" of shares in transactions subsequent to the Merger. Certificates representing shares of the Surviving Corporation's Common Stock will be issued with respect to transfers consummated after the Reincorporation. New certificates will also be issued upon the request of any stockholder, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

     AT THE EFFECTIVE TIME OF THE MERGER, THE COMPANY WILL BE GOVERNED BY DELAWARE LAW, BY A NEW CERTIFICATE OF INCORPORATION AND NEW BY-LAWS, EACH OF WHICH WILL RESULT IN CHANGES IN THE RIGHTS OF THE STOCKHOLDERS.

     For additional information and details relating to these and other changes, reference is made to the Delaware Certificate, attached to this Proxy Statement as Exhibit A, and the discussions in this Proxy Statement under "Principal Reasons for Changing the State of Incorporation," "Principal Differences Between New York and Delaware Corporation Laws" and "Changes in Certificate of Incorporation and By-laws." The discussion herein of the provisions of the Delaware Certificate is subject to, and qualified in its entirely by, reference to all the provisions of the Delaware Certificate. Copies of the Certificate of Incorporation and By-laws of the Company and the Certificate of Incorporation and By-laws of the Delaware Company are available for inspection at the principal office of the Company and copies will be sent to stockholders upon written request.

PRINCIPAL REASONS FOR CHANGING THE STATE OF INCORPORATION

     For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many corporations initially choose Delaware as their domicile and many others have reincorporated in Delaware in a manner similar to that proposed by the Company. Because of Delaware's long-standing policy of encouraging incorporation in that state, and its consequent preeminence as the state of incorporation for many major corporations, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations.

     It is anticipated that Delaware corporate law will continue to be interpreted and explained in a number of significant court decisions which may provide greater predictability with respect to the Company's corporate legal affairs. Certain aspects of Delaware corporate law have, however, been publicly criticized on the ground that they do not afford minority stockholders the same substantive rights and protection as are available in a number of other states. For a discussion of certain differences in stockholders' rights and the powers of management under the Delaware General Corporation Law (the "Delaware GCL") and the New York Business Corporation Law (the "New York BCL") see "Principal Differences Between New York and Delaware Corporation Laws" and "Changes in Certificate of Incorporation and By-laws" below.

     In the event the Reincorporation Proposal is not approved, the Company will remain a New York corporation.

PRINCIPAL DIFFERENCES BETWEEN NEW YORK AND DELAWARE CORPORATION LAWS

     The Merger will effect several changes in the rights of stockholders as a result of differences between the New York BCL and the Delaware GCL. The provisions of the New York BCL and Delaware GCL differ in many respects. Summarized below are certain of the principal differences affecting the rights of stockholders. This summary does not purport to be a complete statement of differences affecting stockholders' rights under the New York BCL and the Delaware GCL and is subject to, and qualified in its entirely by reference to, all the provisions thereof.

DIVIDENDS

     The Delaware GCL provides that a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the current or preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Under the New York BCL, dividends may be paid only out of surplus. The Company does not now, and has not recently, paid any dividends on its Common Stock. The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. By reason of its present financial status and its contemplated financial requirements, the Company does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

DISSENTERS' RIGHTS OF APPRAISAL

     Under the New York BCL, dissenting stockholders who follow prescribed statutory procedures are entitled to appraisal rights in connection with certain mergers, consolidations and sales of all or substantially all the assets of a corporation. The Delaware GCL provides similar rights and procedures for mergers and consolidations only. Furthermore, under the Delaware GCL, even in those cases, such rights are not provided in certain circumstances, including transactions in which shares of the corporation being voted in a merger or consolidation are listed on a national securities exchange (the Company's Common Stock is, and the Delaware Company's Common Stock will be, listed on the NASDAQ SmallCap Market) or are held of record by more than 2,000 stockholders and in which the shares to be received in such merger or consolidation are shares of the surviving corporation or are listed on a national securities exchange or are held of record by more than 2,000 stockholders.

     The availability of appraisal rights to stockholders of the Company who dissent from the Merger is discussed under "Rights of Dissenting Stockholders" below.

ISSUANCE TO OFFICERS, DIRECTORS AND EMPLOYEES OF RIGHTS OR OPTIONS TO PURCHASE SHARES

     The New York BCL, requires the affirmative vote of a majority of the shares entitled to vote in order to issue to officers, directors or employees options or rights to purchase stock. The Delaware GCL does not require stockholders approval of such transactions. However, the Company will remain subject to the rules of NASDAQ which may require stockholders approval of the Company's option plans and grants thereunder in certain instances.

VOTE REQUIRED

     The New York BCL requires that certain mergers and consolidations and sales of all or substantially all of the assets not in the ordinary course of business be approved by the holders of not less than two- thirds of the outstanding stock entitled to vote thereon. Under the Delaware GCL, such transactions require approval by the holders of a majority of the outstanding stock entitled to vote thereon, and a vote of the stockholders of the surviving corporation is not necessary where, in the case of a merger, (i) no amendment of its certificate of incorporation or change in its outstanding stock is involved and (ii) the merger results in no more than a 20% increase in its outstanding common stock.

LOANS TO DIRECTORS

     Under the Delaware GCL, loans may be made to employees or officers, even those who are also directors if the Board of Directors finds that the loan may benefit the corporation. The New York BCL requires that loans to directors be authorized by an affirmative vote of stockholders.

REDEEMABLE SHARES

     The Delaware GCL permits redeemable shares to be redeemed at the option of the corporation or the stockholder, while the New York BCL generally permits redemption only at the option of the corporation.

CORPORATE ACTION WITHOUT A STOCKHOLDERS' MEETING

     The New York BCL permits corporate action without a stockholders' meeting only upon the written consent of all stockholders entitled to vote on such action. The Delaware GCL permits corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation expressly provides otherwise, and then requires the corporation to provide notice of the actions taken through such procedure to the stockholders who did not vote with respect to such action.

CONSIDERATION FOR SHARES

     Under the New York BCL, neither obligations of the subscriber for future payments nor obligations of the subscriber for future services constitutes payment or part payment for shares of a corporation. Furthermore, certificates for shares may not be issued until the full amount of the consideration therefor has been paid (except in the case of shares purchased pursuant to stock options under a plan permitting installment payments). Under the Delaware GCL, shares of stock may be issued, and deemed to be fully paid and nonassessable, if the corporation receives consideration (in the form of cash, services rendered, personal property, real property, leases of real property, or a combination thereof) having a value not less than the par value of such shares and the corporation receives a binding obligation of the subscriber to pay the balance of the subscription price.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The New York BCL permits a classified board with as many as four classes but forbids fewer than three directors in any class. The Delaware GCL permits a classified board of directors with as many as three classes, provided that separate classes of directors must have staggered terms of office with only one class of directors coming up for election each year. Neither the Delaware Certificate nor the Certificate of Incorporation of the Company provide for a classified board of directors.

BUSINESS COMBINATION STATUTES

     The New York BCL prohibits any "business combination" (as therein defined) between a "domestic corporation" and an "interested stockholder" for five years after the date that the interested stockholder became an interested stockholder unless prior to that date the board of directors of the domestic corporation approved the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder. After five years, such a business combination is permitted only if (i) it is approved by a majority of the shares not owned by, or by an affiliate of, the interested stockholder or (ii) certain statutory fair price requirements are met. A "resident domestic corporation" is defined as any corporation that (i) is incorporated in New York, (ii) has its principal executive offices and significant business operations in New York or has at least 250 or 25% of its employees in New York (including employees of its 80% owned subsidiaries, if any), and (iii) has at least 10% of its stock beneficially owned by New York residents. An "interested stockholder" is any person who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of the corporation.

     The Delaware GCL prohibits any "business combination" between a Delaware corporation and an "interested stockholder" for three years following the date that the interested stockholder became an interested stockholder unless (i) prior to that date the board of directors approved the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder the interested stockholder held at least 85% of the outstanding voting stock of the corporation (not counting shares owned by officers and directors and certain shares in employee stock plans), or (iii) on or subsequent to such date the business combination is approved by the board of directors and at least two thirds of the outstanding shares of voting stock not owned by the interested stockholder. The Delaware GCL defines "interested stockholder" as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. Unlike New York, Delaware does not require that the corporation's principal executive offices or significant operations be located in Delaware in order to be covered by this law.

NUMBER OF DIRECTORS

     Under the Delaware GCL, a corporation may have as few as one director and there are no maximum limits. The specific number may be fixed in the certificate of incorporation but if so, it may be changed only with both board of directors and stockholder approval. If the certificate of incorporation is silent as to the number of directors, the board of directors may fix or change the authorized number of directors pursuant to a provision of the by-laws.

     Under the New York BCL, the number of directors may not be less than three, and any higher number may be fixed by the by-laws or by action of the stockholders or of the board of directors under specific provisions of the by-laws adopted by the stockholders. The number of directors may be increased or decreased by amendment of the by-laws or by action of the stockholders or of the board of directors under the specific limitation of a by-law adopted by the stockholders, subject to certain limitations.

INSPECTION OF STOCKHOLDER'S LIST

     With respect to the inspection of stockholder's lists, the New York BCL provides a right of inspection on at least 5 days written demand to (i) any person who shall have been a stockholder for at least 6 months immediately preceding his demand or (ii) any person holding, or thereunto authorized in writing by, at least 5% of any class of outstanding shares. The corporation has certain rights calculated to assure itself that the demand for inspection is not for a purpose or interest other than that of the corporation.

     The Delaware GCL permits any stockholder to inspect the stockholder's list for a purpose reasonably related to such person's interest as a stockholder and, during the 10 days preceding the stockholder's meeting, for any purpose germane to that meeting.

CHANGES IN CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Delaware Certificate differs from the Certificate of Incorporation of the Company primarily as a result of differences between the Delaware GCL and the New York BCL. The By-laws of the two corporations likewise differ primarily as a result of differences between the Delaware GCL and the New York BCL and the Delaware Certificate and the Certificate of Incorporation of the Company. Set forth below is a discussion of certain significant changes set forth in the Delaware Certificate.

CHANGE OF COMPANY PURPOSES

     The purpose for which the Company was formed as set forth in its Certificate of Incorporation initially adopted in 1968 and subsequently amended included certain activities in which the Company, in its present form is no longer engaged. Moreover, the Company may elect to pursue other activities in the future. The Delaware Certificate states broadly that the Company's purpose is to engage in any lawful activity, which is the customary purpose clause for modern corporations.

CHANGE IN PAR VALUE OF AUTHORIZED CAPITAL STOCK

     The Delaware Certificate authorizes the Company to issue up to 30,000,000 shares of Common Stock and sets the par value of $.0001 per share instead of the current $.01 par value per share of Common Stock. The purpose and effect of this change in par value is to minimize the annual franchise tax payable by the Company.

INDEMNIFICATION AND ELIMINATION OF LIABILITY

     The Delaware Certificate and the By-laws of the Delaware Company contain indemnification provisions eliminating the personal liability of directors to the fullest extent permitted by the Delaware GCL. The provision is parallel to the provision of the Company's Certificate of Incorporation eliminating the liability of directors of the Company to the extent permitted by the New York BCL.

TRANSACTIONS WITH AFFILIATES

     The Delaware Certificate does not contain provisions requiring special authorization in respect of certain transactions with affiliated stockholders, since the purpose of the provisions to this effect in the Company's Certificate of Incorporation is addressed by Section 203 of the Delaware GCL.

RIGHTS OF DISSENTING STOCKHOLDERS

     Because the Company will not be technically the "surviving corporation," stockholders of the Company who do not vote in favor of the Reincorporation Proposal may have the right to seek to obtain payment in cash of the fair value of their shares by complying with the requirements of Section 623 of the New York BCL. The dissenting stockholders must file with the Company before a taking of the vote on the Reincorporation Proposal a written objection including a statement of intention to demand payment for shares and stating such stockholder's name and residence address, the number of shares of stock as to which dissent is made and a demand for payment of the fair value of such shares if the Merger is consummated. Such stockholder may not dissent as to less than all shares owned. Within ten days after the vote of stockholders authorizing the Reincorporation Proposal, the Company must give written notice of such authorization to each such dissenting stockholder. Within twenty days after the filing of such notice, any stockholder to whom the Company failed to give notice of the Annual Meeting who elects to dissent from the Merger must file with the Company a written notice of such election, stating such stockholder's name and residence address, the number of shares of stock as to which dissent is made and a demand for payment of the fair value of the shares. Such stockholder may not dissent as to less than all shares owned. At the time of filing the notice of election to dissent or within one month thereafter, dissenting stockholders must submit certain certificates representing shares to the Company or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to the stockholder.

     Failure to submit the certificates may result in the loss of dissenter's rights. Within 15 days after the expiration of the period within which stockholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than ninety days after the stockholders' vote authorizing the Merger), the Company must make a written offer (which, if the Merger has not been consummated, may be conditioned upon such consummation) to each stockholder who has filed such notice of election to pay for the shares at a specified price which the Company considers to be their fair value. If the Company and the dissenting stockholder are unable to agree as to such value, Section 623 provides for judicial determination of value. A negative vote on the Reincorporation Proposal does not constitute a written objection required to be filed by an objecting stockholder. Failure by a stockholder to vote against the Reincorporation Proposal, however, will not constitute a waiver of rights under Section 623 provided that a written objection has a been properly filed and such stockholder has not voted in favor of the Reincorporation Proposal.

     The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to said Section.

     Because the Reincorporation Proposal does not involve any change in the nature of the Company's business but is a technical matter only, management hopes that no stockholder will exercise dissenter's right. Under the Merger Agreement, the Board of Directors may abandon the Merger, even after stockholder approval, if for any reason the Board of Directors determines that it is inadvisable to proceed with the Merger, including considering the number of shares for which appraisal rights have been exercised and the cost to the Company thereof. THE BOARD OF DIRECTORS CURRENTLY INTENDS TO ABANDON THE MERGER IN THE EVENT THAT ITS CONSUMMATION WOULD RESULT IN STOCKHOLDERS REPRESENTING MORE THAN A RELATIVELY NOMINAL NUMBER OF SHARES BEING ENTITLED TO APPRAISAL RIGHTS.

FEDERAL INCOME TAX CONSEQUENCES

     Holders of the Company's Common Stock who do not exercise their dissenter's rights will not recognize gain or loss for federal income tax purposes as a result of the Merger and the conversion of their shares into shares of the Delaware Company. The basis of the shares of the Delaware Company in the hands of each stockholder will be the same as the basis of the holder's shares of the Company, and the holding period for shares of the Delaware Company will include the holding period for shares of the Company, provided that the shares of the Company were held as capital assets at the date of the Merger. Stockholders who exercise their dissenters' rights to obtain payment for their shares will recognize such gain or loss.

VOTE REQUIRED FOR APPROVAL OF THE REINCORPORATION PROPOSAL

     Approval of the Reincorporation Proposal will require the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Annual Meeting. Proxies solicited by the Board of Directors will be voted for the Reincorporation Proposal, unless stockholders specify otherwise.

     The Board of Directors unanimously recommends that stockholders vote FOR the Reincorporation Proposal.

                               PROPOSAL NUMBER 4

INCREASE THE AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY BY 15,000,000
SHARES

     The Company's Certificate of Incorporation currently authorizes the Company to issue up to 15,000,000 shares of Common Stock all of which are issued and outstanding as of January 17, 1997. In the past the Company had raised capital needed to furnish its proposed growth primarily through the sale and issuance of shares of Company Common stock for cash by means of equity financing and debt financing. Due to the fact that all authorized shares have been issued as referred to above, the number of authorized, non-designated shares of Common Stock to be available for issuance by the Company in the future (for financing purposes or otherwise) necessitates an increase in authorized shares. Hence, much of the Company's flexibility with respect to possible future stock splits, equity and/or debt financings, stock-for-stock acquisitions, stock dividends or other transactions that involve the issuance of Common Stock would otherwise be lost absent an increase in authorized shares. The Increase in Common Stock Proposal, by increasing the shares of authorized Common Stock to 30,000,000 from 15,000,000, if adopted, will restore the Company's ability to take such actions by increasing the number of authorized unissued and undesignated shares of Common Stock of the Company.

     If the Increase in Common Stock Proposal is adopted by the Company's stockholders, such proposal will become effective on the date the Merger is effected if the Reincorporation Proposal is approved by the Company's stockholders, and on the date a certificate of amendment is filed in New York, the Company's state of incorporation, if the Reincorporation Proposal is not so approved.

  Vote Required For Approval of the Increase in Common Stock Proposal

     Approval of the Increase in Common Stock Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Annual Meeting. Proxies solicited by the Board of Directors will be voted for the Increase in Common Stock Proposal, unless stockholders specify otherwise.

     The Board of Directors unanimously recommends a vote FOR the authorization of additional shares of Common Stock.

STOCKHOLDER PROPOSALS

     The Company anticipates that the 1997 Annual Meeting will be held on or about October 10, 1997 and that the proxy materials for the 1997 Annual Meeting will be mailed on or about September 10, 1997. If any security holder wishes a proposal to be considered for inclusion in the 1997 Proxy Statement, this material must be received by the Chief Executive Officer no later than June 12, 1997.

OTHER MATTERS

     Management does not know of any other matters which may come before the Meeting. However, if any matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with the recommendations of the Board of Directors. It is important that proxies be returned promptly. Therefore, stockholders who do not expect to attend in person are urged to mark, date, sign and return the enclosed proxy in the accompanying envelope.

                                          By Order of the Board of Directors
                                          /s/ ULRICH ERNST
                                              ------------------------------
                                          Ulrich Ernst
                                          Chairman of the Board of Directors

Dated: January 31, 1997

                                 EXHIBIT INDEX

  NUMBER                                       DESCRIPTION
----------  ---------------------------------------------------------------------------------
Exhibit A   Delaware Certificate of Incorporation
Exhibit B   Agreement and Plan of Merger of SWISSRAY International, Inc. (New York) and
            SWISSRAY International, Inc. (Delaware)

                          CERTIFICATE OF INCORPORATION
                                       OF
                          SWISSRAY INTERNATIONAL, INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisi and subject to the requirements of the Laws of the State of Delaware (particularly Chapter 1 Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is SWISSRAY International, Inc.

     SECOND: The address, including street number, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this Certificate of Incorporation; provided, that the Corporation shall not conduct any business, promote any purpose, or exercise any power or privilege within or without the State of Delaware which, under the laws thereof, the Corporation may not lawfully conduct, promote, or exercise.

     FOURTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares all of which shall be Common Stock, par value $.0001 per share without cumulative voting rights and without any preemptive rights.

     FIFTH:  The name and mailing address of the incorporator is as follows:

NAME                 MAILING ADDRESS
-----------------    ----------------------------------
Ruedi G. Laupper     c/o SWISSRAY International, Inc.
                     747 Third Avenue
                     New York, New York 10017

     SIXTH:  The Corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of Directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of Directors" shall be deemed to have the same meaning, to wit, the total number of Directors which the Corporation would have if there were no vacancies. No election of Directors need be by written ballot.

          2. After the original or other By-Laws of the Corporation have been adopted, amended or repealed as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of Directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

          3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (c)(2) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the Laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

     ELEVENTH: No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the

Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.

     TWELFTH: The effective date of the Certificate of Incorporation of the Corporation, and the date upon which the existence of the Corporation shall commence, shall be its date of filing.

Signed: New York, New York
       February   , 1997

                                          --------------------------------------
                                          Ruedi G. Laupper, Incorporator

                          AGREEMENT AND PLAN OF MERGER
                                       OF
             SWISSRAY INTERNATIONAL, INC. (A NEW YORK CORPORATION)
                                      AND
             SWISSRAY INTERNATIONAL, INC. (A DELAWARE CORPORATION)

     AGREEMENT AND PLAN OF MERGER, dated as of January   , 1997, by and between
SWISSRAY International, Inc. a New York corporation ("SRMI"), and SWISSRAY International, Inc., a Delaware corporation ("Surviving Corporation").

WITNESSETH:

     SRMI is a corporation duly organized and existing under the laws of the State of New York.

     Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

     The authorized number of shares of SRMI is 15,000,000 shares of Common Stock, $.01 par value.

     The authorized number of shares of Surviving Corporation is 30,000,000 shares of Common Stock, $.0001 par value.

     The Boards of Directors of SRMI and Surviving Corporation deem it advisable for the mutual benefit of SRMI and Surviving Corporation, and their respective shareholders, that SRMI be merged with and into Surviving Corporation and have approved this Agreement and Plan of Merger (the "Agreement").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and provisions hereinafter contained, the parties hereto agree that, in accordance with the applicable laws of the States of New York and Delaware, SRMI shall be, at the Effective Date of the Merger (as hereinafter defined), merged with and into Surviving Corporation, which shall be the surviving corporation, and that the terms and conditions of such merger and the mode of carrying it into effect shall be as follows:

                                   ARTICLE I

MERGER

     1.1 On the Effective Date of the Merger, SRMI shall be merged with and into Surviving Corporation. The separate existence of SRMI shall cease and Surviving Corporation shall continue in existence and, without other transfer, succeed to and posses all the properties, rights, privileges, immunities, powers, purposes and franchises, of a public, as well as of a private nature, and shall be subject to all of the obligations, liabilities, restrictions, disabilities and duties of SRMI and Surviving Corporation, all without further act or deed, as provided in Section 259 of the Delaware General Corporation Law.

     1.2 All rights of creditors and all liens upon the property of either SRMI or Surviving Corporation shall be preserved unimpaired by the Merger, and all debts, liabilities, obligations and duties, including, but not limited to, the obligations of SRMI pursuant to any existing guarantees, leases, stock options or other contracts or agreements, of either SRMI or Surviving Corporation shall, on the Effective Date of the Merger, become the responsibility and liability of Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it. All corporate acts, plans (including but not limited to stock option plans), policies, arrangements, approvals and authorizations of SRMI, its shareholders, board of directors, officers and agents, which were valid and effective immediately prior to the Effective Date of the Merger, shall be taken for all purposes as the acts, plans, policies, arrangements, approvals and authorizes of Surviving Corporation and shall be as effective and binding thereon as the same were with respect to SRMI.

     1.3 Prior to the Effective Date of the Merger, SRMI and Surviving Corporation shall taken all such action as shall be necessary or appropriate in order to effectuate the Merger. In case at any time after the

Effective Date of the Merger Surviving Corporation shall determine that any further conveyance, assignment or other documents or any further actions necessary or desirable to vest in or confirm to Surviving Corporation full title to all the properties, assets, rights, privileges and franchises of SRMI, the officers and directors of SRMI, at the expense of Surviving Corporation, shall execute and deliver all such instruments and take all such action as Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to Surviving Corporation title to and possession of all such properties, assets, rights, privileges and franchises, and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

TERMS AND CONDITIONS OF THE MERGER

     The terms and conditions of the Merger, including the manner and basis of converting the shares of capital stock of SRMI into shares of capital stock of Surviving Corporation shall be as follows:

     2.1 Certificate of Incorporation. From and after the Effective Date of the Merger and until thereafter amended as provided by law, the Certificate of Incorporation of Surviving Corporation in effect on the date hereof, as set forth in Exhibit A shall be the Certificate of Incorporation of Surviving Corporation.

     2.2 By-laws. The By-laws of SRMI and/or Surviving Corporation, as the case may be, in effect on the Effective Date of the Merger shall continue in force and be the By-laws of Surviving Corporation until altered, amended or repealed.

     2.3 Directors and Officers. The directors and officers of SRMI in office on the Effective Date of the Merger shall continue in office as, and be an constitute, the directors and officers of Surviving Corporation, each to hold office as provided by the By-laws until his successor shall have been elected and shall have qualified or until his earlier death, resignation or removal.

     2.4 Conversion of Outstanding Shares, Rights and Options. The manner and basis of converting the shares, rights and options to purchase shares of SRMI into shares, rights and options to purchase shares of Surviving Corporation, and the cancellation and retirement of shares of Surviving Corporation, shall be as follows:

     2.4.1 Each share of Common Stock, par value $.01 per share, of SRMI issued and outstanding, or held in the treasury of SRMI, on the Effective Date of the Merger shall forthwith and without the surrender of stock certificates or any other action, be converted into the fully-paid and non-assessable share of Common Stock, par value $.0001 per share, of Surviving Corporation, issued and outstanding or held in the treasury of Surviving Corporation, as the case may be.

     2.4.2 Each option or right to purchase shares of Common Stock, par value $.01 per share, of SRMI which has been granted pursuant to any stock option plan or financing of any nature of SRMI or otherwise, on the Effective Date of the Merger shall forthwith and without any action by the holder of such option or right, be converted into an option to purchase the same number of shares of Common Stock, par value $.0001 per share, of Surviving Corporation on the same terms and with the same exercise price as such options contained immediately prior to the Effective Date of the Merger.

     2.5 Dividends. The holders of shares of Common Stock of SRMI shall be entitled to receive from Surviving Corporation (i) those dividends, if any, which were declared by the Board of Directors of SRMI prior to, but not yet paid, as of the Effective Date of the Merger and (ii) those dividends which may be declared by the Board of Directors of Surviving Corporation subsequent to the Effective Date of the Merger pursuant to the Certificate of Incorporation of Surviving Corporation, and no holder of shares of Common Stock of SRMI shall be entitled to any other dividends which might otherwise accrue on or prior to the Effective Date of the Merger.

                                  ARTICLE III

PROCEDURES REGARDING STOCK CERTIFICATES

     From and after the Effective Date, each outstanding stock certificate theretofore representing shares of Common Stock of SRMI shall represent the same number of shares of Common Stock of Surviving Corporation. Each holder of a certificate or certificates theretofore representing shares of Common Stock of SRMI may, but shall not be required to, surrender the same to Surviving Corporation for cancellation and exchange or transfer, and each share such holder or his transferee shall be entitled to receive certificates representing one share of the Common Stock of Surviving Corporation for each of Common Stock of SRMI represented by the certificates surrendered. Until so surrendered for cancellation and exchange or transfer each outstanding certificate which, prior to the Effective Time, represented shares of Common Stock of SRMI, shall be deemed and treated for all purposes to represent the ownership of the same number of shares of the Common Stock of Surviving Corporation as though such surrender had taken place.

                                   ARTICLE IV

EFFECTIVE DATE


     This Agreement shall be submitted to the stockholder of Surviving Corporation and the shareholders of SRMI at meetings which shall be convened on or prior to March 7, 1997, or such other dates as may be agreed on by the parties, as provided by the applicable laws of the States of New York and Delaware. If this Agreement is duly authorized and adopted by the requisite votes of the holder of Common Stock of Surviving Corporation and holders of Common Stock of SRMI and this Agreement is not terminated pursuant to the provisions of Article V hereof, then a certificate of merger shall be filed in accordance with the laws of the State of Delaware and a certificate of merger shall be filed in accordance with the laws of the State of New York. The Merger shall become effective upon the filing of the certificates of merger with the Secretaries of State of the States of New York and Delaware (the "Effective Date of the Merger").


                                   ARTICLE V

APPROVAL OF SHAREHOLDERS -- TERMINATION

     5.1 This Agreement shall be submitted to the shareholders of SRMI and the stockholder of Surviving Corporation as provided by law, and it shall take effect and be deemed and be taken to be the Agreement and Plan of Merger of SRMI and Surviving Corporation upon the approval or adoption thereof by the shareholders of SRMI and the stockholder of Surviving Corporation, in accordance with the requirements of the laws of the State of New York and the State of Delaware, and upon the execution, filing and recording of such documents and the doing of such other acts and things as shall be required for accomplishing the merger under the provisions of the applicable statutes of the State of New York and of the State of Delaware.

     5.2 At any time prior to the filing of the certificates of merger with the Secretaries of State of the States of Delaware and New York, this Agreement may be terminated by the board of directors of either SRMI or Surviving Corporation, notwithstanding the approval of this Agreement by either or both of the shareholders of SRMI and the stockholder of Surviving Corporation, if for any reason the board of directors of SRMI or Surviving Corporation determines that it is inadvisable to proceed with the Merger, including, without limitation, giving consideration to the number of shares for which appraisal rights have been exercised and the cost to SRMI thereof.

     5.3 In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 5.2, this Agreement shall become null and void and have no effect, without any liability on the part of either SRMI or Surviving Corporation or any of their respective shareholders, stockholders, directors or officers.

                                   ARTICLE VI

CERTAIN AGREEMENTS OF SURVIVING CORPORATION

     6.1 Surviving Corporation, as the surviving corporation, hereby agrees that it may be served with process in the State of New York in any proceeding for the enforcement of any liability or obligation of SRMI or of the rights of dissenting shareholder of SRMI.

     6.2 Surviving Corporation, as the surviving corporation, hereby irrevocably appoints the Secretary of the State of New York as its agent to accept service of process in any action or proceeding described in Section 6.1.

     6.3 Surviving Corporation, as the surviving corporation, hereby agrees that it will promptly pay to dissenting shareholders, if any, of SRMI the amount, if any, to which such dissenting shareholders shall be entitled pursuant to the laws of the State of New York.

                                  ARTICLE VII

MISCELLANEOUS

     7.1 This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     7.2 The headings of the several articles herein have been inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of SRMI and Surviving Corporation, pursuant to authority duly given by resolutions adopted by its Board of Directors has caused these presents to be executed in its name by its President or a Vice-President and its corporate seal to be affixed and attested by its Secretary or an Assistant Secretary.

(Corporate Seal)  SWISSRAY INTERNATIONAL, INC.
                                                           (New York)
Attest:

By:
------------------------------------
    Josef Laupper, Secretary

(Corporate Seal)  SWISSRAY INTERNATIONAL, INC.
                                                           (Delaware)
Attest:

By:
------------------------------------
    Josef Laupper, Secretary

                          SWISSRAY INTERNATIONAL, INC.

                            ------------------------

                                      1996

                                 ANNUAL REPORT
                                       TO
                                  SHAREHOLDERS

                            ------------------------

                       [SWISSRAY INTERNATIONAL INC. LOGO]

                                                                January 31, 1997

Dear Shareholders:

     The changing climate in the health care industry has had a great impact on Swissray's business strategy. Future success is contingent on innovative marketing, a flexible approach and taking into account of relevant market parameters. We have geared our strategic approach accordingly. In the past financial years the Swissray Group has acquired additional equity capital amounting to US$7.25 million as a result of various injections of new funds. These funds were used for developing our products (AddOn-Bucky and the associated SwissVision imaging processing system as well as conventional x-ray units), investments and strengthening our sales network. These projects produce innovations with considerable market potential in these sectors.

     By concluding cooperation agreements with reputable manufacturers, we have ensured optimal use of our capacity in the conventional x-ray sector for the next four years. We intend to increasingly pursue this strategy of forming strategic alliances with major customers in the future.

     By becoming more competitive in all the fields of radiology, we have anticipated considerable internal growth already in the coming financial year. These strategic and timely actions are intended to turn Swissray into a formidable group of companies in the foreseeable future.

     We have intensified our sales efforts in all our target markets. In the USA, we have started to open up the market through an initial acquisition and will pursue the expansion of the American market in the coming financial year.

     Thanks to our product range, we possess innovative and competitive x-ray products in a technologically highly sophisticated market. Our constant endeavors to invest in new markets and innovative products form the basis for a successful long-term future.

                                          Ueli Ernst
                                          /s/ UELI ERNST
                                              ---------------------------------
                                          Chairman, Swissray International, Inc.

                       [SWISSRAY INTERNATIONAL INC. LOGO]

                                                                January 31, 1997

                        SWISSRAY, A GENUINE ALTERNATIVE:

     The health care industry is undergoing fundamental changes worldwide. Even one of the most important sectors -- medicine -- cannot escape from the consequences of the strained economic situation, which is leaving its mark. Cost-cutting measures are being introduced in an attempt to balance the economic and social objectives of the health care sector. Nevertheless, demand for innovative and low-cost equipment from the manufacturers and suppliers persists.

     In order to meet these global requirements, companies must research and make use of new technologies which respond to the needs of the market. Telecommunications, for example, offer new opportunities for the health care sector. The continuous exchange of data via electronic networks has become common place in modern medicine. Health care has been inexorably drawn into the growth of the information society. For radiology, the use of digital imaging reveals opportunities that will revolutionize radiological diagnosis.

     With the development of the digital AddOn-Bucky and the associated SwissVision image processing system Swissray has succeeded in producing a global innovation. This system is the first diagnostic x-ray imaging acquisition technology which allows the direct digitalization of x-ray information without a need for cassettes. This product was created in cooperation with three international corporations. The development took longer than we first expected. However, we are pleased to be able to supply the first units in spring 1997.

     Swissray products in conventional radiology have always been characterized by innovation and a high technical standard. This was also true in the past year. Thanks to our consistently excellent performance, we were able to conclude a cooperation agreement for a period of several years with the international corporation Philips Medical Systems. This offers extremely promising strategies in development, production and worldwide distribution. With this OEM contract, Swissray has secured the manufacture of 1350 conventional x-ray units for the next four years. We were also able to sign a CHF 8 million contract with the Federal Foreign Trade Office involving the support of Federal development programs.

     Warm thanks are due to our staff, who support Swissray's philosophy by their high motivation and commitment. Jointly, we will successfully pursue our dynamic and innovative approach. I would also like to thank our customers and business partners, whose loyalty and trust are the groundwork for our success.

                                          Ruedi G. Laupper

                                          /s/ RUEDI G. LAUPPER
                                              ------------------------------
                                          President, Swissray International,
                                          Inc.

                            SELECTED FINANCIAL DATA

     The selected financial information set forth below is derived from the Company's certified consolidated financial statements included in its annual report on Form 10-KSB. The information set forth below should be read in conjunction with such financial statements and notes thereto.

                                                                         SIX MONTHS        YEAR ENDED
                                                       YEAR ENDED           ENDED         DECEMBER 31,
                                                      JUNE 30, 1996     JUNE 30, 1995         1994
                                                      -------------     -------------     ------------
Statement of Operations
  Net Sales.........................................   $ 10,899,222      $  3,806,313      $8,617,604
  Net Loss..........................................   $ (1,891,612)     $ (3,406,145)     $ (196,592)
  Net Loss Per Share................................   $       (.15)     $       (.13)     $     (.03)

                                                                       FOR THE FISCAL YEARS
                                                                          ENDED JUNE 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Balance Sheet
  Total Assets....................................................  $18,793,438     $13,027,356
  Total Liabilities...............................................  $ 8,138,182     $ 6,650,523
  Working Capital.................................................  $ 3,432,732     $ 1,185,148
  Accumulated Deficit.............................................  $(7,918,948)    $(6,027,336)
  Total Stockholders' Equity......................................  $10,655,256     $ 6,376,833

                             DIRECTORS AND OFFICERS

Ulrich Ernst, Chairman of the Board

Ruedi G. Laupper, President and Director

Josef Laupper, Secretary-Treasurer and Director

Dr. Erwin Zimmerli, Director

                               MARKET INFORMATION

     The Company's common stock is listed on the Nasdaq SmallCap Market and its securities are traded under the symbol SRMI. The following table sets forth, for the periods indicated, the range of high and low bid prices on the dates indicated for the Company's common stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included and/or required to be included.

   FISCAL YEAR ENDED JUNE 30,                                                   QUARTERLY COMMON
              1995                                                                 STOCK PRICE
           BY QUARTER                                                               RANGES(1)
 ------------------------------                                                -------------------
 QUARTER            DATE                                                        HIGH         LOW
 -------     ------------------                                                -------     -------
 1st         September 30, 1994............................................    $1.50       $1.00
 2nd         December 31, 1994.............................................    $2.00       $1.0625
 3rd         March 31, 1995................................................    $1.00       $ .625
 4th         June 30, 1995.................................................    $6.50       $1.00

   FISCAL YEAR ENDED JUNE 30,                                                   QUARTERLY COMMON
              1996                                                                 STOCK PRICE
           BY QUARTER                                                               RANGES(1)
 ------------------------------                                                -------------------
 QUARTER            DATE                                                        HIGH         LOW
 -------     ------------------                                                -------     -------
 1st         September 30, 1995............................................    $6.8125     $6.00
 2nd         December 31, 1995.............................................    $7.875      $5.50
 3rd         March 31, 1996................................................    $7.25       $4.4375
 4th         June 30, 1996.................................................    $6.50       $5.25

   FISCAL YEAR ENDED JUNE 30,                                                   QUARTERLY COMMON
              1997                                                                 STOCK PRICE
           BY QUARTER                                                               RANGES(1)
 ------------------------------                                                -------------------
 QUARTER            DATE                                                        HIGH         LOW
 -------     ------------------                                                -------     -------
 1st         September 30, 1996............................................    $5.0625     $3.6875

---------------
(1) The Company's common stock was assigned the symbol SRMI on the Electronic Bulletin Board maintained by Nasdaq on June 13, 1995 and subsequently began trading on the Nasdaq SmallCap market on March 20, 1996 with an opening bid of $4.75. The following statement specifically refers to Company common stock activity, if any, prior to March 20, 1996. The existence of limited or sporadic quotations should not of itself be deemed to constitute an "established public trading market". To the extent that limited trading in the Company's Common Stock has taken place, such transactions have been limited to the over-the-counter market except as otherwise indicated herein. Until March 20, 1996, all prices indicated herein are as reported to the Company by broker-dealer(s) making a market in its securities in the National Quotation Data Service ("pink sheets") and in the Electronic Over-the-Counter Bulletin Board. Through such date the aforesaid securities were not traded or quoted on any automated quotation system other than as indicated herein. The over-the-counter market quotes indicated above (as well as other quotes indicated above) reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

     As of January 17, 1997 the approximate number of shareholders of the Company's common stock was 770.

                                   DIVIDENDS

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid or declared any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

BACKGROUND

     The Company acquired it wholly owned subsidiary, SR-Medical AG, in June of 1995 in exchange for 7,000,000 shares of its common stock. The merger between the Company and SR-Medical AG is considered for accounting purposes to be a recapitalization of SR-Medical AG with SR-Medical AG as the acquirer. The consolidated financial statements for all periods presented take into account SWISSRAY International, Inc. -- the Parent -- (from June 6, 1995 through June 30, 1996), SR-Medical AG, Telray AG, SR Medical GmbH and SR Finance AG.

     This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity/cash flows of the Company during the fiscal year ended June 30, 1996 and the 18 month period ended June 30, 1995 (with respect to the Company's consolidated balance sheets) and such comparative periods as are practicable based upon information appearing in the Company's consolidated statements of operations and related financial statements and/or notes thereto and should be read in conjunction with such consolidated financial statements and notes thereto included in its report.

     The Company changed its year end from calendar year ended December 31 to fiscal year ended June 30 and June 30, 1996 represents the first instance when such fiscal year has been utilized. Accordingly, the consolidated statements of operations do not contain comparative information for fiscal year ended June 30, 1996 with the 12 month period ended June 30, 1995.

     The Company, operating through its subsidiaries (i.e., its wholly owned subsidiary, SR-Medical AG, and the latter's wholly owned subsidiaries, Teleray AG (a Swiss corporation) and SR-Medical GmbH (a German corporation), (as well as through the Company's wholly owned subsidiary, SR Finance AG, a Swiss corporation) remains engaged in the diagnostic X-ray medical equipment market, wherein it develops, assembles and sells worldwide, both directly and indirectly under its label SWISSRAY as well as to Original Equipment Manufacturers (OEM) partners, X-ray units and accessories. Recently, substantial efforts have been concentrated upon its newly developed digital imaging processing system called "SwissVision" designed to enhance X-ray diagnosis with computer assistance by (integrating computer technology with radiology in order to support the radiologist in diagnostic functions) utilizing a Digital, recently developed, "Add-on" Bucky which allows for direct digitalization of the radiology process (and eliminates the need for the use and subsequent storage and/or retrieval of X-ray film). In that respect and as hereinafter indicated, the Company has expended during fiscal year ended June 30, 1996, in excess of $1,700,000 for research and development expenditures, which expenditures accounted for approximately 20% of all operating expenses during fiscal year ended June 30, 1996.

  Consolidated Statements of Operations

     Net sales for the fiscal year ended June 30, 1996 were $10,899,222 while costs of sales amounted to $5,793,306 resulting in a gross profit of $5,105,916 (i.e. approximating 47% of net sales). Operating expenses totalled $8,591,679 with the two principal expenses of salaries (exclusive of officers and directors compensation) and research and development accounting for approximately 21% and 20% of such operating expenses. Accordingly, an aggregate of $3,561,037 (41%) of all operating expenses are attributed to these two principal operating expense items. Primarily as a result of the above (and after taking into account certain other income, losses from continuing operations and after giving effect to certain extraordinary items the Company incurred a net loss for fiscal year ended June 30, 1996 of $(1,891,612); an amount fairly comparable to the amount spent on the research and development operating expenses heretofore referred to. While there are no comparative results in the consolidated statements of operations for the 12 month period ended June 30, 1995 (due to change in Company year end) the aforesaid research and development expense of $1,731,502 is $1,394,743 more than the aggregate of $336,759 spent during the preceding 18 month period (i.e. January 1, 1994 to June 30, 1995) on research and development. The in excess of 400% increase in research and development expense during fiscal year ended June 30, 1996 as compared to the preceding 18 month period may be primarily attributable to the Company's on-going efforts to further develop and improve upon the qualities of its SwissVision and Add-on Bucky and related computer programs and peripherals.

  Consolidated Balance Sheets

     Total Assets of the Company at periods ended June 30, 1996 and June 30, 1995 were $18,793,438 and $13,027,356 respectively; an increase of $5,766,082.
Total Current Assets increased by $4,440,278 (as a result of increases in (a) cash and cash equivalents of $575,859, (b) various accounts receivables of $504,862, (c) notes receivable of $962,500, (d) inventories of $1,420,393 and
(e) prepaid expenses of $976,664) while property and equipment increased by $790,583 and Other Assets increased by $535,221 (principally as a result of an increase in long-term accounts receivable of $1,038,693 which more than offset decreases of (a) $175,646 in due from stockholders, officers and affiliates and
(b) $372,493 in Licensing Agreement.

     Total Current Liabilities of the Company at periods ended June 30, 1996 and June 30, 1995 respectively were $8,138,182 and $5,945,488 respectively; an increase of $2,192,694 which increase is attributable to increases in (a) accounts payable of $1,514,465, (b) accrued expenses of $855,041, (c) current maturities of long-term debt of $424,031, (d) customer deposits of $38,874 and
(e) accounts payable -- affiliates of $1,541 offset by decreases in notes payable-banks and loan payable -- aggregating $641,258.

     At June 30, 1996 there were no long term liabilities as the long term liabilities of the preceding 12 months which then amounted to $705,035 were either repaid (as to $281,004) or are now listed under current liabilities (as to the balance of $511,101) as current maturities of long term debt.

     Working capital at June 30, 1996 was $3,432,732 as compared to working capital of $1,185,148 at June 30, 1995; an increase of $2,247,584 (primarily for the reasons indicated herein).

     The functional currencies of SR Medical AG, Teleray AG and SR Finance AG (Swiss corporations) are Swiss Francs while the functional currency of SR Medical GmbH (a German corporation) is German Marks. Gains and losses resulting from foreign currency transactions which are included in operations have been insignificant for all periods reported. However, the effects of exchange rate fluctuations on translating foreign currency assets and liabilities and results of operations from functional currency to Unites States dollars has been significant. The cumulative foreign currency translation adjustment (loss) to stockholders' equity has increased from $(436,180) at June 30, 1995 to $(836,047) at June 30, 1996.

  Financing

     Raising of capital required to finance the proposed growth out of cash flow over an approximate 5 year period has been accomplished during fiscal year ended June 30, 1996 through (a) sale and issuance of 1,100,000 shares of Company common stock for an aggregate cash consideration of $5,200,000 and (b) receipt of $2,050,000 as a result of options exercised for the purchase of 1,050,000 shares of Company common stock.

     The Company maintains a line of credit with a leading Swiss financial institution for $798,100 in excess of cash balances on deposit, which cash balances amounted to $1,596,200 as of June 30, 1996.

     From time to time certain Company stockholders, officers and/or affiliates have received sums of money from the Company as unsecured advances. The balance due to the Company, as at June 30, 1996 was $204,090 as compared to $379,736 as of June 30, 1995.

     When considering the fact that working capital as of June 30, 1996 amounted to $3,432,732 management of the Company does not envision any immediately foreseeable material liquidity and/or capital resource problems. Management does not anticipate any significant long term liquidity needs and anticipates being able to finance long term operations through income derived from sale of its new (Add-on Bucky and related SwissVision) products. However, if an unforeseen need arises, management contemplates being able to satisfy same through an as yet undetermined combination of debt and/or equity financing and/or bank loans.

  Recent Developments, Backlog and Projections

     An installation of the Company's Add-on Bucky was effectuated in April-May 1996 in the Radiology Department of a hospital located in Langenthal, Switzerland. As a result of such successful installation, management anticipates additional installations will be made in the near future at comparable facilities and other reference sites in different countries. Management expects to receive significant orders for Add-on

Bucky and SwissVision in the coming month(s) and further expects to be able to commence significant deliveries in the last quarter of this year. It is expected that these anticipated deliveries will result in substantially increased revenues and a corresponding increase in profit margins.

     Management believes that at the present time there is no significant competition for the Company's Add-on Bucky within its designated market segment. At the recent Radiological Society of North American show, only one other firm was exhibiting a product for filmless digitalization of a x-ray image but did not expect to commence marketing prior to 1998/99, thereby leaving the Company with an approximate two year market lead advantage. Management expects that the technological developments incorporated in its Add-on Bucky will enable the Company to eventually become a leading supplier of both conventional and digital x-ray systems for hospitals, small and medium sized radiology centers and/or individual doctors and accordingly made a major expenditure of in excess of $1,700,000 (approximately 20% of all operating costs for fiscal year ended June 30, 1996) towards future research and development in this and related areas.

     Management is currently evaluating certain potential strategic relationships within the U.S. with certain multinational companies who have expressed an interest in the Company's digital imaging systems. Successful culmination of ongoing negotiations would enable the Company to sell its products under its own brand name, through partnerships and/or joint ventures and/or through OEM Partners thereby potentially opening more markets to the Company than currently exist. At the same time, and throughout Europe and Asia, the Company intends to continue to develop its relationships within its own marketing network and with additional OEM Partners.

     The Company has recently (primarily during the fourth quarter of its fiscal year ended June 30, 1996) increased its staff in the areas of project management, research and development and in the assembly production center in order to comply with projected increased production output requirements. Correspondingly, its sales organization has been enlarged with additional offices and sales staff in place in Europe, with further expansion planned for the U.S. during fiscal year ended June 30, 1997.

     Sales continue to grow with orders from the Swiss Government for Eastern European countries and the continued existence and expansion upon the Phillips contract with revenues estimated at $40,000,000 over the next four years. Order backlog (by the end of June 1996) is in excess of $25,000,000 for conventional X-ray equipment and approximately $30,000,000 for the digital Add-on Bucky and related paraphernalia. Management anticipates the need for lead time of approximately 12 to 18 months in order to comply with and fulfill these orders. As a result of significant research and development expenditures, new products are being successfully developed for marketing. Once such product is the floating table with tomographic picture acquiring technique. Other products expected to be marketed are intended to incorporate innovative solutions in order to simplify and make conventional X-ray technology more efficient. These developments were made possible due to a strong research and development department and the expenditures incurred therein as well as in cooperation with OEM partners like Phillips.

     The Company has incurred delay in the production of the Add-on Bucky due to the need to optimize all components of this high technology picture acquiring device reflecting the limits of current feasible technological possibilities in the field of chips, camera and optics. A high resolution has now been reached of 2048 x 1750 pixels and is very well qualified to do high resolutions exams. Company products have received endorsements from hospitals, doctors and the press and the Add-on Bucky has received the European approvals indicating that it has met the technical requirements of the EEC countries. It is expected that the revenues from the Add-on Bucky will be generated initially in Europe and hopefully in the U.S. once FDA approval is received.

     Production of the Add-on Bucky has commenced and management expects to be in a position to deliver products within the next three months with the expectation that such delivery will result in significant revenues and the requirements of increased production in order to meet anticipated demand for such product(s).

                        SWISSRAY INTERNATIONAL, INC. AND
                                  SUBSIDIARIES
              REPORT ON AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

LOGO

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Swissray International, Inc.
New York, New York

     We have audited the accompanying consolidated balance sheets of Swissray International, Inc., and its subsidiaries, as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996 and December 31, 1994 and the six months ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1996, 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Swissray International, Inc., and its subsidiaries, at June 30, 1996 and 1995 and the results of their operations and their cash flows for the years ended June 30, 1996 and December 31, 1994 and the six months ended June 30, 1995, in conformity with generally accepted accounting principles.

                                          BEDERSON & COMPANY LLP

                                        /s/ BEDERSON & COMPANY LLP

West Orange, New Jersey
September 20, 1996

                          SWISSRAY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1996 AND 1995

                                            ASSETS
                                                                       1996            1995
                                                                    -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $ 3,252,685     $ 2,676,826
  Accounts receivable, net of allowance for doubtful accounts of
     $109,843 for 1996 and $73,137 for 1995.......................    3,335,679       2,840,212
  Accounts receivable -- affiliates...............................       31,533              --
  Accounts receivable -- other....................................           --          22,138
  Note receivable.................................................      962,500              --
  Inventories.....................................................    2,912,836       1,492,443
  Prepaid expenses and sundry receivables.........................    1,075,681          99,017
                                                                    -----------     -----------
  TOTAL CURRENT ASSETS............................................   11,570,914       7,130,636
                                                                    -----------     -----------
PROPERTY AND EQUIPMENT............................................    1,138,282         347,699
                                                                    -----------     -----------
OTHER ASSETS:
  Due from stockholders...........................................       17,414         154,114
  Due from officers...............................................           --           4,354
  Due from affiliates.............................................      186,676         221,268
  Accounts receivable -- long-term, net of discount and allowance
     for doubtful account of $300,000.............................    1,038,693              --
  Licensing agreement, net of accumulated amortization of $372,493
     for June 1996................................................    4,594,082       4,966,575
  Patents and trademarks, net of accumulated amortization of
     $28,001 for June 1996........................................      220,018         202,710
  Organization cost, net of accumulated amortization of $978 for
     June 1996....................................................        7,407              --
  Security deposits...............................................       19,952              --
                                                                    -----------     -----------
  TOTAL OTHER ASSETS..............................................    6,084,242       5,549,021
                                                                    -----------     -----------
TOTAL ASSETS......................................................  $18,793,438     $13,027,356
                                                                    ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt............................  $   511,101     $    87,070
  Notes payable -- banks..........................................    2,069,828       2,709,965
  Loan payable....................................................      156,254         157,375
  Accounts payable................................................    4,186,092       2,671,627
  Accounts payable -- affiliates..................................        1,541              --
  Accrued expenses................................................    1,135,693         280,652
  Customer deposits...............................................       77,673          38,799
                                                                    -----------     -----------
  TOTAL CURRENT LIABILITIES.......................................    8,138,182       5,945,488
                                                                    -----------     -----------
LONG-TERM DEBT, less current maturities...........................           --         705,035
                                                                    -----------     -----------
STOCKHOLDERS' EQUITY:
  Common stock....................................................      141,851         120,351
  Additional paid-in capital......................................   19,268,400      12,719,998
  Accumulated deficit.............................................   (7,918,948)     (6,027,336)
  Cumulative foreign currency translation adjustment..............     (836,047)       (436,180)
                                                                    -----------     -----------
  TOTAL STOCKHOLDERS' EQUITY......................................   10,655,256       6,376,833
                                                                    -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................  $18,793,438     $13,027,356
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                          SWISSRAY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         SIX MONTHS        YEAR ENDED
                                                       YEAR ENDED           ENDED         DECEMBER 31,
                                                      JUNE 30, 1996     JUNE 30, 1995         1994
                                                      -------------     -------------     ------------
NET SALES...........................................   $ 10,899,222      $  3,806,313      $8,617,604
COST OF SALES.......................................      5,793,306         2,484,253       5,362,698
                                                        -----------       -----------      ----------
GROSS PROFIT........................................      5,105,916         1,322,060       3,254,906
                                                        -----------       -----------      ----------
OPERATING EXPENSES:
  Officers and directors compensation...............        612,776           155,214         275,512
  Salaries..........................................      1,829,535           734,389       1,127,474
  Selling...........................................      1,140,604           619,735         507,783
  Research and development..........................      1,731,502           233,084         103,675
  General and administrative........................      1,161,291            55,684         149,061
  Other operating expenses..........................      1,098,346           453,934         748,157
  Bad debts.........................................        491,487            30,847         223,084
  Depreciation and amortization.....................        526,138            24,344          40,523
                                                        -----------       -----------      ----------
  TOTAL OPERATING EXPENSES..........................      8,591,679         2,307,231       3,175,269
                                                        -----------       -----------      ----------
INCOME (LOSS) BEFORE OTHER INCOME (EXPENSES) AND
  INCOME TAXES......................................     (3,485,763)         (985,171)         79,637
OTHER INCOME (EXPENSES).............................        810,003        (3,175,644)       (252,117)
                                                        -----------       -----------      ----------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEMS...........................     (2,675,760)       (4,160,815)       (172,480)
INCOME TAX PROVISION (BENEFIT)......................       (364,648)         (338,975)         24,112
                                                        -----------       -----------      ----------
LOSS FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY
  ITEMS.............................................     (2,311,112)       (3,821,840)       (196,592)
EXTRAORDINARY ITEMS, net of income tax of
  approximately $343,000 for 1996 and $340,000 for
  1995..............................................        419,500           415,695              --
                                                        -----------       -----------      ----------
NET LOSS............................................   $ (1,891,612)     $ (3,406,145)     $ (196,592)
                                                        ===========       ===========      ==========
LOSS PER COMMON SHARE:
  Loss from continuing operations...................   $       (.18)     $       (.18)     $     (.03)
  Extraordinary item................................            .03               .05              --
                                                        -----------       -----------      ----------
  NET LOSS..........................................   $       (.15)     $       (.13)     $     (.03)
                                                        ===========       ===========      ==========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING.......     12,926,722         8,017,242       7,850,064
                                                        ===========       ===========      ==========

   The accompanying notes are an integral part of these financial statements.

                          SWISSRAY INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         CUMULATIVE
                                                                                          FOREIGN
                                         COMMON STOCK        ADDITIONAL                   CURRENCY
                                     ---------------------     PAID-IN     ACCUMULATED   TRANSLATION
                                       SHARES      AMOUNT      CAPITAL       DEFICIT     ADJUSTMENT      TOTAL
                                     ----------   --------   -----------   -----------   ----------   -----------
BALANCE -- January 1, 1994..........  7,850,064   $ 78,501   $ 1,911,848   $(2,424,599)  $   4,893    $  (429,357)
  For year ended December 31, 1994:
  Foreign currency translation
    adjustment......................         --         --            --            --    (172,550)      (172,550)
  Net loss for the year.............         --         --            --      (196,592)         --       (196,592)
                                     ----------   --------   -----------   -----------   ---------    -----------
BALANCE -- December 31, 1994........  7,850,064     78,501     1,911,848    (2,621,191)   (167,657)      (798,499)
  For the six months ended June 30,
    1995:
  Issuance of common stock for
    services........................  1,525,000     15,250     3,034,750            --          --      3,050,000
  Issuance of common stock for
    licensing agreement.............    660,000      6,600     3,793,400            --          --      3,800,000
  Issuance of common stock for
    cash............................  2,000,000     20,000     3,980,000            --          --      4,000,000
  Foreign currency translation
    adjustment......................         --         --            --            --    (268,523)      (268,523)
  Net loss of the period............         --         --            --    (3,406,145)         --     (3,406,145)
                                     ----------   --------   -----------   -----------   ---------    -----------
BALANCE -- June 30, 1995............ 12,035,064    120,351    12,719,998    (6,027,336)   (436,180)     6,376,833
  Issuance of common stock for
    cash............................  1,100,000     11,000     5,189,000            --          --      5,200,000
  Stock options exercised for
    cash............................  1,050,000     10,500     2,039,500            --          --      2,050,000
  Foreign currency translation
    adjustment......................         --         --            --            --    (399,867)      (399,867)
  Public offering expenses..........         --         --      (680,098)           --          --       (680,098)
  Net loss for the year.............         --         --            --    (1,891,612)         --     (1,891,612)
                                     ----------   --------   -----------   -----------   ---------    -----------
BALANCE -- June 30, 1996............ 14,185,064   $141,851   $19,268,400   $(7,918,948)  $(836,047)   $10,655,256
                                     ==========   ========   ===========   ===========   =========    ===========

   The accompanying notes are an integral part of these financial statements.

                          SWISSRAY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 SIX MONTHS        YEAR ENDED
                                                               YEAR ENDED           ENDED         DECEMBER 31,
                                                              JUNE 30, 1996     JUNE 30, 1995         1994
                                                              -------------     -------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(1,891,612)      $(3,406,145)     $  (196,592)
  Adjustment to reconcile net loss to net cash from
    operating activities:
    Depreciation and amortization...........................       526,138            24,344           40,523
    Provision for bad debts.................................       336,706            30,847          223,084
    Gain on extinguishment of debt..........................            --          (755,695)              --
    Gain on sale of marketable securities...................      (762,500)               --               --
    Foreign currency translation............................       273,137          (129,282)        (193,378)
    Operating expenses through issuance of common stock.....            --         3,050,000               --
    (Increase) decrease in operating assets:
      Accounts receivable...................................    (1,870,866)       (2,199,013)         205,631
      Accounts receivable -- affiliates.....................       (31,533)               --               --
      Accounts receivable -- other..........................        22,138           742,262         (628,316)
      Inventories...........................................    (1,420,393)          (38,806)        (206,536)
      Prepaid expenses and sundry receivables...............      (976,664)          (40,533)          56,595
    Increase(decrease) in operating liabilities:
      Accounts payable......................................     1,514,465         1,361,262           24,500
      Accounts payable -- affiliates........................         1,541                --               --
      Accrued expenses......................................       855,041           156,681          (54,376)
      Customer deposits.....................................        38,874            38,799               --
                                                               -----------       -----------      -----------
  NET CASH USED BY OPERATING ACTIVITIES.....................    (3,385,528)       (1,165,279)        (728,865)
                                                               -----------       -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................      (932,066)          (80,714)         (88,600)
  Licensing agreement.......................................            --          (885,571)              --
  Purchase of marketable securities.........................      (200,000)               --               --
  Patents and trademarks....................................       (45,309)               --               --
  Organization cost.........................................        (8,385)               --               --
  Investments in affiliates.................................            --                --           23,989
  Security deposits.........................................       (19,952)               --               --
  Repayments from affiliates................................        34,592             4,906           32,604
                                                               -----------       -----------      -----------
  NET CASH USED BY INVESTING ACTIVITIES.....................    (1,171,120)         (961,379)         (32,007)
                                                               -----------       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowing........................     2,069,828         2,730,898        2,728,093
  Proceeds from long-term borrowing.........................            --            90,681           83,720
  Principal payment of short-term borrowings................    (2,711,086)       (1,950,393)      (2,030,574)
  Principal payments of long-term borrowing.................      (281,004)               --               --
  Issuance of common stock for cash.........................     7,250,000         4,000,000               --
  Repayment from (advances to) stockholder..................       136,700           (16,522)         (83,720)
  Repayment from (advances to) officer......................         4,354            (4,354)              --
  Public offering expenses..................................      (680,098)               --               --
                                                               -----------       -----------      -----------
  NET CASH PROVIDED BY FINANCING ACTIVITIES.................     5,788,694         4,850,310          697,519
                                                               -----------       -----------      -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      (656,187)         (139,241)          20,828
                                                               -----------       -----------      -----------
NET INCREASE (DECREASE) IN CASH.............................       575,859         2,584,411          (42,525)
CASH AND CASH EQUIVALENTS -- beginning of period............     2,676,826            92,415          134,940
                                                               -----------       -----------      -----------
CASH AND CASH EQUIVALENTS -- end of period..................   $ 3,252,685       $ 2,676,826      $    92,415
                                                               ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Company was incorporated under the laws of the State of New York on January 2, 1968 under the name "C.G.S. Units, Inc." On May 23, 1994, the Company acquired 100% of the outstanding securities of Direct Marketing Services, Inc., a company incorporated in the State of Delaware on June 3, 1993. On June 6, 1994, the Company merged with Direct Marketing Services, Inc. and the surviving corporation changed its' name to DMS Industries, Inc. DMS Industries, Inc. was principally engaged in the promotion and sales of its proprietary brand of cigarettes on a commission basis. In May of 1995 the Company discontinued its' operations and changed its' name to Swissray International, Inc.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Swissray International, Inc. (Parent), and its' wholly owned subsidiaries SR Medical AG and SR Finance AG (both Swiss corporations) and SR Medical AG's wholly owned subsidiaries Teleray AG (a Swiss Corporation) and SR Medical GmbH (a German corporation). All material intercompany transactions and balances have been eliminated in consolidation.

  Business Combination and Restatement

     On June 6, 1995, Swissray International, Inc. exchanged 7,000,000 shares of common stock for all of the outstanding shares of SR Medical AG. The merger between Swissray International Inc. and SR Medical AG is considered for accounting purposes to be a recapitalization of SR Medical AG with SR Medical AG as the acquirer. The consolidated financial statements for all periods presented include the accounts of Swissray International, Inc. (from June 6, 1995 thru June 30, 1996), SR Medical AG, Teleray AG, SR Medical GmbH and SR Finance AG. The stockholders' equity of SR Medical AG has been retroactively restated for the equivalent number of shares received in the merger.

     SR Medical AG (a Swiss corporation) was organized in 1988 and develops, assembles and markets diagnostic x-ray medical equipment.

     Teleray AG (a Swiss corporation) was organized in 1994 and is engaged in research and development activities related to diagnostic x-ray medical equipment and accessories.

     SR Medical GmbH (a German corporation) was organized in 1988 and is engaged in sales and marketing of diagnostic x-ray medical equipment and accessories.

     SR Finance AG (a Swiss corporation) was organized in December of 1995 as a service oriented company serving only the other companies within the consolidated group in the areas of consultation, bookkeeping, logistics, and employment services.

  Basis of Accounting

     The Company maintains its records on the accrual basis of accounting. Revenues are recognized when the products are delivered and expenses are recorded when incurred.

  Changes in Accounting Year

     On July 7, 1995 the Board of Directors approved the changing of the Company's accounting year from December 31 to a June 30 fiscal year end.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

  Certain Significant Risk and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during this period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method. Inventory cost include material, labor, and manufacturing overhead.

  Property and Equipment

     Property and equipment including significant betterments, are recorded at cost. Upon retirement or disposal of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Maintenance and repair costs are charged to expense as incurred.

  Depreciation

     Depreciation of property and equipment is provided for over the estimated useful lives of the respective assets. Depreciation is recorded on the straight-line method. The estimated useful lives of each asset category are as follows:

                Equipment...........................................    5-10
                Office furniture and equipment......................    5-10
                Leasehold improvements..............................     10

  Intangible Assets

     Patents and trademarks are stated at cost less accumulated amortization computed on the straight-line method over its estimated economic life of 10 years. Amortization commenced on July 1, 1995, therefore, no amortization expense has been provided for the year ended December 31, 1994 and for the six months ended June 30, 1995. Amortization expense, for patents and trade marks, for the year ended June 30, 1996 was $28,001.

     Licensing agreement is stated at fair value (cost less imputed interest) net of accumulated amortization computed on the straight-line method over its estimated economic life of 10 years. Amortization commenced on October 1, 1995 upon the initial sale of the Company's products within the defined territories of the agreement. No amortization expense has been provided for the year ended December 31, 1994 and the six months ended June 30, 1995. Amortization expense, for licensing agreement, for the year ended June 30, 1996 was $372,493.

     All cost incurred by the Company in connection with incorporation of subsidiaries have been capitalized and are being amortized over a period of sixty (60) months. Amortization expense, for organization cost, for the year ended June 30, 1996 was $978 and for the six months ended June 30, 1995 and year ended December 31, 1994 were $-0-.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

  Research and Development

     Cost associated with research, new product development, and product cost improvements are treated as expenses when incurred. Research and development costs expended for the year ended June 30, 1996, six months ended June 30, 1995, and year ended December 31, 1994 were $1,731,502, $233,084 and $103,675, respectively.

  Expenses Related to Sales and Issuance of Securities

     All costs incurred in connection with the sale of the Company's common stock have been capitalized and charged to additional paid-in capital.

  Net Loss Per Common Share

     Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the periods.

  Foreign Currency Translation

     Assets and liabilities of subsidiaries operating in foreign countries are translated into U.S. dollars using the exchange rate in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in stockholders' equity, while gains and losses resulting from foreign currency transactions are included in operations.

NOTE 2 -- CONCENTRATION OF CREDIT RISK AND RISK ARISING FROM CASH DEPOSITS IN EXCESS OF INSURED LIMITS

     The Company sells its products to various customers primarily in Europe, Asia and Africa. The Company performs ongoing credit evaluations on its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     The Company maintains its cash balances with major Swiss financial institutions. The cash balances at June 30, 1996 are not insured.

NOTE 3 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, trade and other accounts receivable, notes receivable, accounts payable, accrued expenses, notes and loans payable, the carrying amounts approximate fair value due to their short term maturities. The amount shown for long-term receivables also approximate fair value.

     Investments in affiliated companies for which there is no quoted market price are accounted for by the equity method resulting in no carrying value which the Company considers a fair value.

NOTE 4 -- ACCOUNTS RECEIVABLE -- AFFILIATES

     The Company has sold merchandise to affiliated sales companies in the normal course of business. The amounts due to the Company at June 30, 1996 were $31,533.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

NOTE 5 -- ACCOUNTS RECEIVABLE -- LONG-TERM

     The Company sold merchandise to a customer in 1995 and in 1996 negotiated payment terms over an extended period of time. The agreed upon terms require the customer to pay the Company approximately $5,000 to $30,000 per month. The balance at June 30, 1996 was $1,038,693 after applying a discount for imputed interest and a provision for doubtful collection.

NOTE 6 -- NOTE RECEIVABLE

     On June 20, 1996 the Company sold marketable securities for a 5% promissory note in the amount of $962,500 due on October 20, 1996.

NOTE 7 -- DUE FROM AFFILIATES

     The Company has made non-interest bearing advances to affiliated sales companies as follows:

                                                              JUNE 30,
                                                      -------------------------
                                                         1996           1995
                                                      ----------     ----------
                Swissray Medical GmbH, Willich......  $  186,676     $  180,455
                Teleray S.R.O. Brno.................          --         34,199
                                                      ----------     ----------
                                                      $  186,676     $  214,654
                                                      ==========     ==========

NOTE 8 -- INVENTORIES

     Inventories are summarized by major classification as follows:

                                                              JUNE 30,
                                                      -------------------------
                                                         1996           1995
                                                      ----------     ----------
                Raw materials, parts and supplies...  $1,854,322     $  945,257
                Work-in process.....................     853,657        130,605
                Finished goods......................     204,857        416,581
                                                      ----------     ----------
                                                      $2,912,836     $1,492,443
                                                      ==========     ==========

NOTE 9 -- PROPERTY AND EQUIPMENT

                                                              JUNE 30,
                                                      -------------------------
                                                         1996           1995
                                                      ----------     ----------
                Equipment...........................  $1,031,849     $  140,407
                Office furniture and equipment......     121,404        145,840
                Leasehold improvements..............     219,024        153,964
                                                      ----------     ----------
                                                       1,372,277        440,211
                Less: Accumulated depreciation and
                  amortization......................     233,995         92,512
                                                      ----------     ----------
                                                      $1,138,282     $  347,699
                                                      ==========     ==========

     Depreciation and amortization expense, for property and equipment, for the years ended June 30, 1996, six months ended June 30, 1995 and year ended December 31, 1994 were $103,176, $24,344 and $40,523, respectively.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

NOTE 10 -- DUE FROM STOCKHOLDER

     The Company has made unsecured advances to its' President (a principal stockholder) requiring interest only payments at 6% per annum. The balance at June 30, 1996 and 1995 was $17,414 and $154,114, respectively. Interest charged the stockholder for the year ended June 30, 1996, for the six months ended June 30, 1995 and for the year ended December 31, 1994 were $12,530, $2,312 and $5,744, respectively.

NOTE 11 -- DUE FROM OFFICER

     In June of 1995, the Company made an unsecured advance to an officer in the amount of $4,354 requiring interest only payments at 6% per annum. The advance was repaid in 1996.

NOTE 12 -- INVESTMENTS

     The Company has made various investments which are recorded on the equity method. These entities have operated at a loss in excess of equity, therefore, the Company is carrying these investments as follows:

                                                             OWNERSHIP      COST AT      CARRYING
                                                                 %       JUNE 30, 1996    VALUE
                                                             ---------   -------------   --------
    Swissray SR Medical GmbH, Willich....................        34%        $16,892        $ --
    Swissray Medical, s.r.o., Bratislaua.................        34%          6,757          --
    Swissray Medical s.r.o., Brno........................        34%          6,757          --
    Teleray s.r.o., Willich..............................        49%         28,362          --
    Teleray s.r.o., Brno.................................        34%          6,757          --
    Digitec GmbH, Neuss..................................        20%         11,484          --
                                                                            -------         ---
      Total..............................................                   $77,009        $ --
                                                                            =======         ===

NOTE 13 -- LICENSING AGREEMENT

     The Company entered into a licensing agreement in June of 1995 with an unaffiliated individual. The agreement is for an exclusive field-of-use license within the United States and Canada to use the proprietary information, including the patent rights, for certain technology regarding the integration of computer technology with diagnostic x-ray and radiology medical equipment through digital imaging systems. The agreement required a fee of $5,000,000 consisting of $1,200,000 in cash and 660,000 shares of the Company's common stock. The cash payment requirement consisted of $900,000 upon the signing of the agreement and the $300,000 balance due on December 31, 1996. The fee has been discounted at 7.5% for imputed interest of $33,425 resulting in a net capitalized cost of $4,966,575. This agreement is for an indefinite term or until all of the proprietary information becomes public knowledge and the patent rights expire.

NOTE 14 -- NOTES PAYABLE -- BANK

     The Company has negotiated a line-of-credit agreement with the Union Bank of Switzerland for $798,100, based on the exchange rate in effect on June 30, 1996, in excess of cash balances on deposit with the

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

bank. The line-of-credit is secured by accounts receivable. Cash balances on deposit at June 30, 1996 with the bank were $1,596,200.

     Notes payable are summarized as follows:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1996           1995
                                                                  ----------     ----------
    Union Bank of Switzerland, due on demand, with interest at
      8% per annum, collateralized by accounts receivable.....    $2,069,828     $1,711,255
    Credit Suisse Bank, due on demand, with interest at 8% per
      annum, collaterized by accounts receivable..............            --        905,570
    Cantonal Bank of Lucerne, due on demand, with interest at
      8% per annum, collateralized by accounts receivable.....            --         93,140
                                                                  ----------     ----------
                                                                  $2,069,828     $2,709,965
                                                                  ==========     ==========

NOTE 15 -- LOAN PAYABLE

     The Company has negotiated a 5% demand loan from a private foundation fund. The balance at June 30, 1996 and 1995 were $156,254 and $157,375, respectively.

NOTE 16 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Note payable -- licensing agreement, due December 31, 1996,
      bearing interest at 7 1/2% per annum. (See Note 13.).......    $     --     $281,004
    Note payable -- Carba, AG, due July 1, 1996, requiring
      interest only payments at 6% per annum with no current
      amortization required......................................     293,426      293,426
    Note payable -- Carbamed-Ruegge Reduktion, due July 1, 1996, requiring interest only payments at 6% per annum with no
      current amortization required..............................     130,605      130,605
    Note payable -- Dr. Zeman-Wiegand Helga, due on demand,
      requires interest only payments at 7% per annum with no
      current amortization required..............................      87,070       87,070
                                                                     ----------   ----------
                                                                      511,101      792,105
    Less: Current portion........................................     511,101       87,070
                                                                     ----------   ----------
                                                                     $     --     $705,035
                                                                     ==========   ==========

NOTE 17 -- COMMON STOCK

     On June 6, 1994, the Company amended its certificate of incorporation to change the number of authorized common shares from 50,000,000 to 15,000,000 of $.01 par value common stock.

     The Company's outstanding shares of common stock of $.01 par value at June 30, 1996 and 1995 were 14,185,064 and 12,035,064, respectively. The shares include the retroactive effect given to the June 6, 1995 merger between Swissray International, Inc. and SR Medical AG which was recorded as a recapitalization of SR Medical AG.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

NOTE 18 -- ISSUANCE OF COMMON STOCK FOR CASH

     The Company issued 2,000,000 shares of common stock for $4,000,000 during the six month period ended June 30, 1995 and 2,150,000 shares for $7,250,000 (includes 1,050,000 shares for $2,050,000 issued under stock option plan) for the year ended June 30, 1996.

NOTE 19 -- PENSION PLAN

     The Company, mandated by government regulations, is required to contribute approximately five (5%) percent of eligible, as defined, employees' salaries into a government pension plan. The Company also contributes approximately five (5%) percent of eligible employee salaries into a private pension plan. Total contributions charged to operations for the year ended June 30, 1996, six months ended June 30, 1995, and year ended December 31, 1994 were $198,722, $96,718 and $194,837, respectively.

NOTE 20 -- OTHER INCOME (EXPENSES)

                                                                      SIX MONTHS        YEAR ENDED
                                                    YEAR ENDED           ENDED         DECEMBER 31,
                                                   JUNE 30, 1996     JUNE 30, 1995         1994
                                                   -------------     -------------     ------------
    Licensing income...........................      $ 482,138        $         --      $       --
    Interest income............................        131,166                  --              --
    Interest income -- stockholder and
      officer..................................         12,530               4,376           5,744
    Foreign currency income....................        377,587              16,158          10,948
    Miscellaneous income.......................            512               4,544             320
    Loss from investments......................             --             (16,909)        (28,652)
    Consulting fees -- related party...........             --          (3,050,000)             --
    Interest expense...........................       (193,930)           (121,987)       (237,013)
    Miscellaneous expenses.....................             --             (11,826)         (3,464)
                                                   -----------         -----------     -----------
    TOTAL OTHER INCOME (EXPENSES)..............      $ 810,003        $ (3,175,644)     $ (252,117)
                                                   ===========         ===========     ===========

NOTE 21 -- INCOME TAXES

     The Company adopted Statement of Financial Accounting Standard 109 ("SFAS"). SFAS 109 provides for an asset and liability approach to accounting for income taxes that require the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     In estimating future consequences, SFAS 109 generally considers all expected future events other than proposed changes in the tax law or rates prior to enactment.

     The provisions for deferred taxes for the year ended June 30, 1996, six months ended June 30, 1995, and year ended December 31, 1994 were $1,028,075, $367,900 and $-0-, respectively, as a result of foreign net operating losses, and have been fully offset by a valuation allowance for each period. The valuation allowances have been established equal to the full amounts of the deferred tax assets, as the Company is not assured that it more likely than not that these benefits will be realized.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

     A reconciliation between the statutory federal income tax rate (34%) and the effective income tax rates based on continuing operations is as follows:

                                                                      SIX MONTHS       YEAR ENDED
                                                    YEAR ENDED           ENDED        DECEMBER 31,
                                                   JUNE 30, 1996     JUNE 30, 1995        1994
                                                   -------------     -------------    ------------
    Statutory federal income tax (benefit).....     $ (1,067,008)     $ (1,414,600)     $(58,600)
    State income tax...........................               --                --            --
    Foreign income tax (benefit) in excess of
      domestic rate............................         (325,715)         (457,760)      (18,973)
    Benefit not recognized on operating loss...               --         1,165,485       101,685
    Valuation allowance........................        1,028,075           367,900            --
                                                     -----------       -----------     ---------
                                                    $   (364,648)     $   (338,975)     $ 24,112
                                                     ===========       ===========     =========

     Foreign net operating loss carryforwards for the year ended June 30, 1996, six months ended June 30, 1995, and year ended December 31, 1994 were approximately $1,600,000, $3,400,000 and $-0-, respectively. Foreign net operating losses carryforward indefinitely.

     The income tax related to the extraordinary gain on extinguishment of debt was approximately $340,000 for the six months ended June 30, 1995.

     The income tax related to the extraordinary gain on sale of marketable securities was approximately $343,000 for the year ended June 30, 1996.

NOTE 22 -- EXTRAORDINARY GAINS

     During 1995, the Company extinguished, at a discount, a $1,659,497 note obligation. The transaction resulted in an extraordinary gain of $415,695 ($.05 per share), net of income taxes of approximately $340,000.

     In June of 1996, the Company sold marketable securities for $962,500, at a cost of $200,000, resulting in an extraordinary gain of $419,500 ($.03 per share), net of income taxes of approximately $343,000.

NOTE 23 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for the year ended June 30, 1996, six months ended June 30, 1995, and year ended December 31, 1994 include interest of $193,930, $121,987 and $237,013, respectively, and income taxes of $-0-, $1,025 and $24,112, respectively.

     Non-cash operating activities consisted of issuance of common stock for services for the six months ended June 30, 1995 in the amount of $3,050,000.

     Non-cash investing and finance activities for the six months ended June 30, 1995 consisted of the acquisition of a licensing agreement for $4,966,575 for $885,571 in cash, a note obligation for $281,004, and the issuance of common stock for $3,800,000. Total cash paid was $885,571. For year ended June 30, 1996 the Company received a note receivable for $962,500 from the sale of marketable securities. No cash was received.

NOTE 24 -- STOCK OPTIONS

     The Board of Directors has adopted a non-statutory stock option plan and reserved 3,000,000 shares for issuance to eligible full and part-time employees, officers, directors and consultants. Options are non-transferrable and are exercisable during a term of not more than ten (10) years from the grant date. The options are issuable in such amounts and at such prices as determined by the Board of Directors, except that

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

each option price of each grant will not be less than twenty (20%) percent of the fair market value of such shares on the date the options are granted.

     The following table summarizes common stock options outstanding as of June 30, 1996.

                                             PRICE PER      OPTIONS       OPTIONS       OPTIONS
                 DATE GRANTED                  SHARE        GRANTED      EXERCISED     OUTSTANDING
    ---------------------------------------  ---------     ---------     ---------     ---------
    September 20, 1995.....................    $6.50         200,000            --       200,000
    June 8, 1996...........................     5.00         100,000            --       100,000
    March 11, 1996.........................     2.00       2,000,000     1,000,000     1,000,000
    May 16, 1996...........................     4.75          35,000            --        35,000
                                                           ---------     ---------     ---------
                                                           2,335,000     1,000,000     1,335,000
                                                           =========     =========     =========

     On July 22, 1996, the Company granted 200,000 shares of the Company's common stock under the 1996 non-statutory stock option plan with an exercise price of $.73 per share.

NOTE 25 -- SIGNIFICANT CUSTOMER AND GEOGRAPHIC AREAS

     The Company presently has no domestic operations and derives all of its' revenues from its subsidiaries located in Switzerland and Germany. Domestic (Switzerland and Germany) and export sales were as follows:

                                                                    SIX MONTHS     YEAR ENDED
                                                    YEAR ENDED        ENDED         DECEMBER
                                                     JUNE 30,        JUNE 30,         31,
                                                       1996            1995           1994
                                                    -----------     ----------     ----------
    Switzerland...................................  $ 2,002,374     $1,980,606     $1,165,730
    Germany.......................................    4,976,503      1,029,413      2,334,265
    Other export sales............................    3,920,345        796,294      5,117,609
                                                    -----------     ----------     ----------
                                                    $10,899,222     $3,806,313     $8,617,604
                                                    ===========     ==========     ==========

     The following summarizes customers sales in excess of 10% or more of the total revenues:

                                                                    SIX MONTHS     YEAR ENDED
                                                     YEAR ENDED       ENDED         DECEMBER
                                                      JUNE 30,       JUNE 30,         31,
                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Three largest customers:
      Sales........................................  $4,499,893     $1,938,937     $4,894,201
      Percentage...................................          41%            51%            57%
    Single largest customer:
      Sales........................................  $1,603,631     $1,431,705     $3,232,206
      Percentage...................................          15%            38%            38%

     The accounts receivable balance at June 30, 1996 from the three largest customers amounted to approximately $1,650,000 representing approximately 48% of total trade accounts receivable with the single largest customer balance of approximately $1,500,000 representing approximately 44% of total trade receivables. The accounts receivable balance at June 30, 1995 from the three largest customers amounted to approximately $1,200,000 representing approximately 44% of total trade accounts receivable with the single largest customer balance of approximately $900,000 representing approximately 34% of total trade accounts receivable.

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

     The following summarizes operating profit (losses) before provision for income tax by geographic areas:

                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED        YEAR ENDED
                                                    JUNE 30,        JUNE 30,        DECEMBER
                                                      1996            1995          31, 1994
                                                   -----------     -----------     ----------
    Switzerland..................................  $(2,312,087)    $(4,095,783)    $ (295,805)
    Germany......................................      (63,673)        (65,032)       123,325
                                                   -----------     -----------     ----------
                                                   $(2,375,760)    $(4,160,815)    $ (172,480)
                                                   ===========     ===========     ==========

     The following summarizes identifiable assets by geographic area:

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    Switzerland...............................................  $18,369,530     $12,513,262
    Germany...................................................      664,076         514,094
                                                                -----------     -----------
                                                                $19,033,606     $13,027,356
                                                                ===========     ===========

NOTE 26 -- COMMITMENTS

     The Company leases various facilities and vehicles under operating lease agreements expiring through September 2002. The Company has excluded all vehicle leases in the schedule below because they are deemed to be immaterial. The facilities lease agreements provide for a base monthly payment of $15,884 per month. Rent expense for the year ended June 30, 1996, six months ended June 30, 1995, and year ended December 31, 1994 were $242,658, $148,818 and $185,459, respectively.

     Future minimum annual lease payments, based on the exchange rate in effect on June 30, 1996, under the facilities lease agreements are as follows:

                                    YEAR ENDED
                                     JUNE 30,
                --------------------------------------------------
                1997..............................................  $190,611
                1998..............................................   190,611
                1999..............................................   178,759
                2000..............................................   143,204
                2001..............................................   129,065
                Thereafter........................................   143,658

NOTE 27 -- LITIGATION

     On or about July 7, 1995, the Company commenced litigation against a former officer and director of a corporate predecessor alleging certain improprieties on the part of such officer and seeking monetary compensation as a result thereof. Such defendant responded (in September 1995) by filing certain affirmative defenses and counterclaims against the Company and others and subsequently brought (together with certain of his family members) an action against the Company in the same court which action raised issues and claims substantially similar to those raised in the aforesaid counterclaims. The two actions were assigned to the same judge and the Company moved successfully to dismiss both the counterclaims and the second action. Leave to replead both claims were granted and amended counterclaims and an amended complaint were served and filed and the Company again successfully moved to dismiss both pleadings. Following the most recent dismissal, counsel for the Company and the aforesaid former officer entered into settlement discussions which continue to date and to date no new pleadings have been served. Owing to the above set of facts

                          SWISSRAY INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          JUNE 30, 1996 AND 1995 AND DECEMBER 31, 1994 -- (CONTINUED)

regarding the current status of the litigation and further owing to the fact that discovery proceedings have not even been scheduled as yet, it is virtually impossible to determine, with any degree of certainty, the final outcome of this litigation although the Company fully expects to prevail on all material aspects of this law suit.

NOTE 28 -- RELATED PARTY TRANSACTIONS

     The Company entered into agreements with Berkshire Capital Management Ltd., (Berkshire), a stockholder, whereby Berkshire would render consulting and related services towards and in regards with the acquisition of SR Medical AG and subsidiaries. Berkshire received 1,525,000 shares of the Company's restricted common stock in full payment of service rendered in June of 1995 which were valued at $3,050,000 ($2 per share).

                          SWISSRAY INTERNATIONAL, INC.
                         PROXY FOR 1996 ANNUAL MEETING
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


    KNOW ALL MEN BY THESE PRESENTS that I (we), the undersigned Stockholder(s) of SWISSRAY International, Inc. (the "Company"), do hereby nominate, constitute and appoint Ruedi G. Laupper and Josef Laupper or either of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on the books on the record date, January 17, 1997, at the Annual Meeting of its Stockholders to be held at Hotel Intercontinental located at 111 E. 48th Street, New York, New York, on March 7, 1997, at 4:30 p.m., local time, or at any postponement or adjournments thereof, with all the powers the undersigned would possess if personally present.


    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTE AS DIRECTED BELOW. IN THE ABSENCE OF ANY DIRECTION, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR THE
(A) ELECTION OF THE NOMINEES LISTED, (B) RATIFICATION OF THE APPOINTMENT OF THE AUDITORS, (C) APPROVAL OF THE PROPOSAL TO REINCORPORATE THE COMPANY IN DELAWARE AND (D) APPROVAL OF THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY.

[ ]  Please mark your votes in this example.

1. Election of Directors. Election of the five nominees, Ruedi G. Laupper, Josef Laupper, Dr. Erwin Zimmerli, Ulrich Ernst and Ueli Laupper.
        [ ]  For All Nominees            [ ]  Withhold From All Nominees

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES. IF YOU DO NOT WISH YOUR SHARES VOTED FOR A PARTICULAR NOMINEE, DRAW A LINE THROUGH THAT PERSON'S NAME ABOVE.

2. Approval of the appointment of Bederson & Company LLP, as independent auditors of the Company for the fiscal year ending June 30, 1997.
                 [ ]  For        [ ]  Against        [ ]  Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL.

3. Approval of the proposal to reincorporate the Company in Delaware.

                 [ ]  For        [ ]  Against        [ ]  Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL.

4. Approval of the proposal to increase the authorized shares of Common Stock of the Company from 15,000,000 shares to 30,000,000 shares.
                 [ ]  For        [ ]  Against        [ ]  Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or adjournment or postponement thereof.

                                                                               SIGNATURE(S)
                                                                               -------------------------------

                                                                               -------------------------------

                                                                               DATE
                                                                               -----------------------------------------

NOTE: PLEASE SIGN EXACTLY AS THE NAME(S) APPEAR HEREON. JOINT OWNERS SHOULD
      SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.